UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FUTURELAND CORP.

(Exact name of registrant as specified in its charter)

Colorado	3585	41-2230041
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10901 Roosevelt Blvd

Suite 1000c

Saint Petersburg, FL 33716

727-474-0221

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Cameron Cox

Chief Executive Officer

10901 Roosevelt Blvd

Suite 1000c

Saint Petersburg, FL 33716

727-474-0221

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

______________________

Please send copies of all communications to:

Craig A. Huffman, Esq.

Securus Law Group, P.A.

13046 Racetrack Road #243

Tampa, Florida 33626

(888) 914-4144

(888) 873-4712 Facsimile

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered [1][2]	Proposed maximum offering price per unit [2]	Proposed maximum aggregate offering price [2]	Amount of registration fee [2]
Common Stock, $0.001 par value per share	2,000,000	$0.50	$1,000,000	$100.70

(1)	The shares of our common stock being registered hereunder are being registered for resale by the selling stockholder, as defined in the accompanying prospectus, pursuant to an equity purchase agreement.

(2) Estimated pursuant to Rule 457(a) of the Securities Act of 1933, as amended (the "Securities Act") solely for purposes of calculating the registration fee.

The Registrant hereby submits this Registration Statement and shall amend such on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the

Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The recipients of shares of common stock in this sale may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

FutureLand Corp.

 1,000,000 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale, from time to time, of up to 2,000,000 shares of the common stock of FutureLand Corp., a Colorado corporation (the “Company”, “FutureLand,” “we,” “us,” and “our”), by Kodiak Capital Group, LLC, whom we refer to in this document as “Kodiak Capital” or the “selling stockholder.” The shares being registered herein are comprised of an aggregate of 1,000,000 shares of common stock that are issuable pursuant to an equity purchase agreement (the “Purchase Agreement”) that we entered into with Kodiak Capital on April 08, 2016.  Kodiak Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Purchase Agreement.

Pursuant to the Purchase Agreement, from the date that the Securities and Exchange Commission has declared the Registration Statement of which this prospectus forms a part effective (the “Effective Date”) until the one-year anniversary thereof, we have the right to sell, from time to time, up to an aggregate of $1,000,000 shares of common stock (the “Put Shares”) to Kodiak. The Company will control the timing and amount of future sales to Kodiak, if any, but we would be unable to sell shares to Kodiak if such purchase would result in Kodiak’s beneficial ownership equaling more than 9.99% of our outstanding common stock. The purchase price (“Purchase Price”) of the Put Shares will be equal to 70% of the lowest closing bid price of the Common Stock for any trading day during the five consecutive trading days immediately following the date of the Company’s notice to the Purchaser requesting the purchase (the “Valuation Period”).

Because the actual date and Purchase Price for the Company’s put right under the Purchase Agreement is unknown, the actual purchase price for the shares is unknown and there is no maximum amount of our shares that may be issued by the Company pursuant to the Purchase Agreement. Accordingly, we caution readers that, although we are registering 2,000,000 shares, the number of shares actually issued under the Purchase Agreement may be substantially greater than the number registered. Please refer to the section of this prospectus titled “Description of Purchase Agreement” for a more complete discussion of the Purchase Agreement and the terms by which we may issue additional shares of our common stock. Please refer to the section of this prospectus titled “Selling Stockholders” for additional information regarding the selling stockholder.

Our auditors have expressed substantial doubt as to our ability to continue as a going concern. We expect that we will need approximately $1,000,000 in order to fund our estimated minimum day-to-day operational costs to continue as a going concern for the next twelve months from the date of this prospectus. We intend to raise capital to fund our operations through sale of our common stock to Kodiak Capital under the Purchase Agreement and through other private placements of our common stock.

We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by the selling stockholder. We will, however, receive proceeds from the sale, if any, of securities to the selling stockholder pursuant to our exercise of the put right under the Purchase Agreement.

The selling stockholder may sell common stock from time to time in the principal market on which the stock will be traded at the prevailing market price or in negotiated transactions. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. Any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it is not a broker-dealer, is not an affiliate of a broker dealer, and does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. We have paid and will pay the expenses incurred in registering the Put Shares, including legal and accounting fees.

Our common stock is currently quoted on the OTCPINK market under the symbol “FUTL.” On May 16 2016, the last quoted sale price of our common stock as reported on the OTCPINK was $0.35 per share.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We qualify as an "emerging growth company" as defined in the Jumpstart our Business Startups Act ("JOBS Act"). For more information, see the prospectus section titled "Emerging Growth Company Status" starting on page 3.

THE COMPANY HAS MINIMAL REVENUES TO DATE AND THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL BE SUCCESSFUL IN FURTHERING ITS OPERATIONS AND/OR REVENUES. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN THE PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The date of this prospectus is _______, 2016.

TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

Contents

PRELIMINARY PROSPECTUS	3
PROSPECTUS SUMMARY	7
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	13
RISK FACTORS	14
USE OF PROCEEDS	29
DIVIDEND POLICY	30
MARKET FOR COMMON EQUITY AND RELATED MATTERS	30
MANAGEMENT’S DISCUSSION AND ANALYSIS	34
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	34
DESCRIPTION OF BUSINESS	35
DESCRIPTION OF PROPERTIES	53
LEGAL PROCEEDINGS	53
LEADERSHIP	53
EXECUTIVE COMPENSATION	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	58
DESCRIPTION OF PURCHASE AGREEMENT	59
SELLING STOCKHOLDERS	61
PLAN OF DISTRIBUTION	61
DESCRIPTION OF CAPITAL STOCK	63
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	65
LEGAL MATTERS	65
EXPERTS	65
WHERE YOU CAN FIND MORE INFORMATION	65
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	66

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this Prospectus or of any sale of our securities.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" beginning on page 6, and our financial statements and the notes to the financial statements included elsewhere in this prospectus. As used throughout this prospectus, the terms "FutureLand," "Company", "we," "us," "FUTL," or "our" refer to FutureLand Corp. also referred to as "FL."

PROSPECTUS SUMMARY

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information that is contained in this prospectus. You should not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This prospectus does not constitute an offer or solicitation in any jurisdiction in which the offer or solicitation would be unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Except as otherwise indicated, market data and industry statistics used throughout this prospectus are based on independent industry publications and other publicly available information.

Recent Developments

FutureLand Corp. (formerly known as AEGEA, Inc.) ("we", "us", the "Company") was incorporated in Colorado on November 29, 2007 under the name Forever Valuable Collectibles, Inc. The Company changed its name effective July 1, 2013 in connection with a July 22, 2013 acquisition of AEGEA, LLC which was in the planning stages of developing an international community and mega-resort destination in the heart of South Florida called AEGEA. Prior to the acquisition of AEGEA, LLC, the Company was engaged in the business of buying and reselling commemorative professional and college sports memorabilia. On March 10, 2015, an Exchange Agreement was entered (the "Agreement"), by and among certain shareholders and debt holders of the Company, representing the majority of the outstanding shares of the Company ("the AEGA Holders"), and FutureWorld, Corp. (hereafter referred to as "FWDG"), a Colorado Corporation which was the owner of the wholly owned subsidiary, FutureLand Properties, LLC, (hereafter referred to as "FLP"), a Colorado Limited Liability Corporation. Additionally, on June 1, 2015, FWDG, as sole member of FLP resolved that effective with the Exchange Agreement dated March 10, 2015, FWDG sold all rights, title and ownership of FutureLand Properties, LLC to the Company, including all member units, assets, intellectual property, contracts, leases, and real property which includes 200 acres in La Vita, Colorado,

In connection with the Exchange Agreement, we issued an aggregate of 27,845,280 shares of our common stock to FWDG and or its assignee. FWDG and the AEGA Holders entered into the purchase and exchange agreement where the AEGA Holders agreed to deliver to FutureWorld their shareholdings in the Company in exchange for certain actions, including AEGEA Holders resignation as directors and officers of the Company and the simultaneous appointment of two directors as designated by FLP. In return for the AEGEA Holders shares of the Company, in combination with certain debt forgiveness totaling $100,000 by the AEGEA Holders, the AEGA Holders shall receive, an amount of shares to be equal to 4.9% of the outstanding shares of the Company calculated after the reverse stock split which became effective on May 1, 2015. Such shares as held by the AEGA Holders which are surrendered in return for the new exchange shares to be issued, shall be cancelled in such exchange and returned to treasury. Such exchange shares when issued shall contain certain anti-dilutive rights whereby the AEGEA Holders shall receive additional shares for a period of one year from the date of issuance in order to retain 4.9% of the outstanding shares of the Company, issuable within ten days of the end of each fiscal quarter following such initial issuance. Pursuant to the Agreement, all assets of the Company, including all intellectual property, contractual rights, business plans, architectural works, property rights, and other valuable matters, shall be sold to the AEGA

Holders, into a new private entity formed at their direction, control and benefit, in settlement for another $100,000 in debt due to AEGEA Holders by the Company and certain liabilities will be assumed by the new private entity.

In May 2015, we changed our name to FutureLand Corp. and effected a 1 for 400 reverse stock split of our common stock. All share and per share data in this annual report have been retroactively restated to reflect the reverse stock split.

As of the date of this report, all of the required actions have been taken by the parties such as change in management and the issuance of 27,845,280 common shares as discussed above and such Exchange Agreement is binding on the parties with closing subject to the completion of remaining actions. Upon closing and the cancellation of all outstanding shares of Series B convertible preferred stock has occurred, the additional shares to the AEGA Holders has occurred, all payments for contracts and vendors has been paid and/or settled by the Company, this transaction is expected to be accounted for as a reverse recapitalization of FLP with the business of FLP being the continuing business since the member of FLP will have voting and management control of the combined entity.

On October 30, 2014, FLP closed on 239.96 Acres in La Vita, Colorado in Huerfano County for $60,000.  FLP entered into a lease agreement contract with a lease with Colorado Flower Company, LTD on Dec 1, 2014 allotting 37 acres for their grow facilities.  FLP was formed as a Colorado State company on October 6, 2014 by FutureWorld Corp.

Prior to FLP being formed, the State of Colorado amended their laws allowing cannabis grow facilities to be separated from cannabis dispensaries effectively opening up an entirely new business opportunity that FLP entered into at that time. At such time, FLP pursued the business plan to secure a cannabis or hemp grower to execute their business plan of leasing the land, the structures, the technologies and provide maintenance contracts associated with the grow. Integral to its strategy is to provide the financing for the entire grow operation so as to establish a position by which to harness a competitive advantage in striking the right kind of lease in conjunction with Colorado State laws that would allow FLP to make above average returns.  On Jan 20, 2015 FLP entered a contract with GPS, La Vita, Inc. allotting 5 acres for their immediate grow facilities.  All of these contracts, and land ownings are currently in FLP.

The FutureLand Story - Our Business

FutureLand Corp. is an agricultural land lease company catering to the industrial hemp, legal medical marijuana and recreational cannabis market. FutureLand was started to capitalize upon the distinct separation of the cultivation grows from the dispensaries, specifically with respect to Colorado. In the State of Colorado, which has become the quintessential poster-child for what the industry may look like for the rest of America, at least temporarily, as other states determine what exact direction they will choose to go, there are residency laws that must be adhered to.  For instance, in order to get a license to grow or profit from cannabis in Colorado you must be a 2 year resident.  The laws are very specific; anyone who is not a 2 year resident cannot profit from the sale of the cannabis flower or infused products.  Because of this mandate, Future Land Corp must be a land owner and leaser in order to effectively participate in the cannabis grow industry, which we believe is essential in order to gain a competitive advantage.  We also must own the structures on the land to control the lease and our future position in the industry.

The business model is simple; offer growers the opportunity to grow. We have the land and then we find a growers requiring assist in funding and obtaining their license and grow facility.  Next, we arrange for additional operational items needed, including but not limited to, complete build-outs provided from our associated company, HempTech Corp, in order to capture additional revenue.

Solving the Problem of Land to Grow Cannabis
A complete and current market survey was conducted for the Colorado State Department of Revenue which estimated usage in Colorado to be up to 346,000 lbs. per annum for residents and visitors combined.

At December 1, 2014 the Colorado market was currently being serviced by 92 licensed growers which have led to continued shortages in the supply chain.

There are three main customer groups: pharmaceutical and research laboratories, dispensaries, and recreational outlets. The customer segments are sufficiently distinct to be able to target each one differently. The industry has been undergoing consolidation for several years now. We believe will be able to serve the industry by leveraging the competitive edge of healthy, potent plants on a consistent supply basis.

FL's Land and its Operations in Walsenburg, Colorado
On, October 30th, 2014 FutureLand closed on 239.96 Acres in La Vita, Colorado in Huerfano County for $60,000.  The property has increased in value ten times since then.  At such time, FL went into overdrive to secure a cannabis grower to execute their business plan of leasing the land, the structures, the technologies and provide maintenance contracts associated with the grow.  Integral to our strategy was to provide the financing for the entire grow operation so as to establish a position by which to harness a competitive advantage in striking the right kind of lease in conjunction with Colorado State laws that would allow FL to make above average returns.

FL will have units that are leased out to growers – that have licenses (we will fund the application).  90% of all growing will be done in Grow Houses.

▪	Medical and Recreational
▪	FL will initially focus on Leasing to Recreational Growers due to Demand

FL will also fund its own grow facilities that will be JV's with local growers (See Grow Houses sections).  This will be done in various states as the market opens up allowing publicly traded companies to do so.  Presently there are 4 legal states plus the District of Columbia open for retail/recreational cannabis:  Alaska, Colorado, Washington, Oregon and Washington D.C. In the next years, it is likely that several more states will also legalize recreational use of cannabis.

Overview of FL's Land Lease Terms

FL will lend to the Lessees initial Licensing Costs (out of first proceeds)

▪	Funding for licenses (lend money for the license)
▪	Application assistance

Included in Lessees Monthly Rent:

▪	Road Infrastructure to Grow house
▪	Building the Grow Houses (FL will own buildings)
▪	Equipment
▪	Access to water (will buy from FL)
▪	Technology – through Hemp Tech Corp.
▪	Security
▪	Lighting
▪	Hydroponic Systems – without soil growing
▪	Office
▪	Drying Room
▪	Hoop Houses – temporary
▪	Water tanks
▪	Propane tanks
▪	Generator

Additional costs to Lessee (Not included in Monthly Rent)

▪	Staffing & Master Grower

▪	Seeds
▪	Buy nutrients for plants (i.e., Miracle grow-like nutrients)
▪	Electricity
▪	Buying water from FL

FL's Current Land Divided into Lots for Lessees and FL Funded Grow Houses

FL's Goals – 3 Lessors with 24 Units & 3 FL funded Grow Houses with 24 Units

Our five year goal is to continue to expand operations in and around the existing operations. Our initial operations are designed with expansion in mind through re-investment. We have chosen facilities, at the expense of initial profits, with this "room for expansion" without significant capital outlay, in mind. This expansion can be achieved through either additional licensed crop growth, i.e. multiple crops, or additional crop rotation through faster maturing crops. We will use the profits from our grow cycles to fund new growth, expand employment and develop the infrastructure in both the medicinal and recreational fields.

We have identified four keys factors that will be instrumental to our success.

1)	The first key factor is the implementation of strict financial controls. By having the proper controls, production efficiency and accountability will be maximized.
2)	The second key factor will be the "never ending pursuit of perfection"; similar to the wine industry, bouquet, flavor and strength are key elements to production.
3)	The third key factor is the recognition and implementation of the philosophy that 100% regulatory compliance and customer satisfaction is required to ensure a profitable business.
4)	The fourth key is consistency, consistency of supply, consistency of product. In an industry currently plagued by product shortages (some dispensaries have had to close their doors due to lack of product) and erratic quality, consistency will ensure continued sales.

Land Lease and Grow Competitors

There are 106 MED Licensed Retail Marijuana Product Manufacturers in Colorado as of March 2, 2015. (See attached "MED Licensed Retail Marijuana Product Manufacturers as of March 2, 2015").  As mentioned previously, this limited number of Product Manufacturers has led to shortages of supply for many Retail Dispensaries.

Grow Licensing

Licensing, both State and Local is a precursor to all production. Initial application will be for Type 1 License which allows for the production of 3,600 plants.  It is envisaged that as the need requires and future production facilities become available, further applications will be made for Type 2 licensing (6,000 plants) and Type 3 licensing (10,000 plants).

Production levels are directly contingent on space availability and set-up costs. Further details relating to set-up costs and operating expenses can be found in the appendices to this document.

Production Level Analysis

Attached as an appendix is a Production Level Financial Analysis which is predicated on the following:

▪	on average, 1 crop per quarter (13 week grow, harvest, dry and deliver);
▪	deep water under current systems yield on average 8 ounces a plant (final yields may be higher);
▪	additional Seeds / Clones purchased in 2nd through 4th quarters to access/blend different strains;
▪	Federal Income Tax is calculated by the application of Section 280E of the Income Tax

Assessment Act which disallows (amongst other items) items that are not directly attributable to the growth of the product. Therefore, in general, items such as excise duty, rent, advertising, depreciation, legal fees, wages, utilities, and security services that form part of the General and Administrative Expenses of the corporation, on a Federal level, are not allowed as a deduction from income. Legal actions are currently in play to repeal this section of the act in relation to Legalized Marijuana operations. Should such actions be successful it would have the effect of reducing the Federal Income Tax Expense by the following:

▪	3,600 Plants $ 307,926
▪	3,200 Plants $ 274,198
▪	2,800 Plants $ 240,471
▪	2,400 Plants $ 206,744
▪	2,000 Plants $ 173,022

Further analysis schedules provide details of the cost / equipment requirement involved in the set-up and operating of an individual crop cycle. Concurrent cycles, subject to licensing constraints, can be approximated by doubling the Supplies, Lighting Equipment, Utilities Analyses and adding additional accounting, sales, growing, harvesting and packaging employees.

Security of the Land and its Products
FutureLand will make use of its relationship with HempTech Corp. to provide a state of the art security system.  HempTech Corp has the SPIDer (Secure Perimeter Intrusion Detection Network) line of products to meet the needs of security and intrusion detection in the indoor and outdoor cannabis grow industry.

The SPIDer Intrusion Detection network is a multifaceted product family which provides near real-time detection of intruders for either a remote inside facility or large open air agricultural facilities. Product examples include but not limited to; active fence systems, HD infrared and color camera networked via radio systems, motion detectors, microwave security systems and intelligent LED lighting systems.  HempTech will design specific packages to support applications ranging from small indoor facilities to large outdoor agriculture facilities covering hundreds of acres.  The SPIDer systems consist of 3 levels of detection to identify intruders and threats in areas that are restricted.

The first level utilizes an electronically charged coaxial cable, FlexPS, woven into your chain link fencing.  Excessive fence movement will set off an alarm through your network notification system that someone is attempting to enter your facility.  This is a very cost effective means to secure your site to meet security requirements for your company.  A Microwave Protection system, MPS* product is also available to protect gates and open fields where appropriate fencing is unavailable.

The second level consists of a microwave intrusion monitoring system μltrawave which creates a secure corridor of detection within the restricted area.  When activated, this system will detect any movement within the defined corridor. Intrusion detection becomes extremely reliable by combining the fence system with the corridor intrusion detection thus eliminating nuisance alarms at the perimeter such as objects hitting a fence.

The third level is a multi-level detection and verification network that uses both level one and level two systems to rapidly identify a potential intruder and provide you information for a rapid decision.  Full motion light and inferred cameras are also integrated into the system. These cameras can be directed by the response of the intrusion detection network. This level of integration requires CaNNaLyTiX software to fully integrate all the components. FL will outsource armed security for operations and armored trucks for moving cash.

Government Regulation

Our business plan includes allowing medical and recreational license holders in legal states  to lease land for the purpose of growing cannabis which we believe could be deemed to be aiding and abetting illegal activities, a violation of Federal law. We intend on remaining within the guidelines outlined in the Cole Memo (as more fully described in this prospectus), which does not alter the Department of Justice's authority to enforce Federal law, including Federal laws relating to cannabis, but does recommend that U.S. Attorneys prioritize enforcement of Federal law away from the cannabis industry operating as permitted under certain state laws so long as certain conditions are met. However, we cannot provide assurance that we are in full compliance with the Cole Memo or any other laws or regulations.

Company Information

We are a Colorado corporation. Our address is 8400 E. Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111. Our telephone number is (720) 370-3558 and our website is www.futurelandcorp.com. Our second office is at 10901 Roosevelt Blvd, Suite 1000c, Saint Petersburg, FL 33716. The information on our website is not a part of this prospectus.

Emerging Growth Company

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Section 107(b) of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are $1 billion, as adjusted, or more, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

THE OFFERING

Securities offered	Up to 2,000,000 shares of our Common Stock
Maximum Offering Amount	$1,000,000.
Offering price

Common stock issued and outstanding before this offering	32,397,930
Common stock issued and outstanding after this offering	34,397,930
Use of proceeds	FutureLand will use the net proceeds from this offering for our general corporate purposes and working capital, to accelerate company growth, purchase more lands in other legal states and continue developing our current leases in Colorado. See "Use of Proceeds."
Risk factors	See "Risk Factors" beginning on page 10 and the other information set forth in this prospectus for a discussion of factors you should consider before deciding to invest in our securities.
Market for Common Stock	Since May 9, 2015, our common stock has been quoted on the OTCPINKS under the symbol "FUTL". The last reported sale price of the Company's common stock, as of May 16, 2016 was $0.35 per share. See "Market for Common Stock" on page 23.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

(1) Based on 32,397,930 shares of common stock outstanding on May 16, 2016 and excludes.

The number of shares of our common stock outstanding before this offering excludes:

•	4,000,000 shares of common stock issuable under our 2014 Equity Incentive Plan to certain employees and directors, not included in this Offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Prospectus, including in the documents incorporated by reference into this Prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our management’s expectations, hopes, beliefs, intentions and/or strategies regarding the future, including our financial condition and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

RISK FACTORS

An investment in our securities is subject to numerous risks, including the risk factors described below. You should carefully consider the risks, uncertainties, and other factors described below, in addition to the other information set forth in this Prospectus, before making an investment decision with regard to our securities. Any of these risks, uncertainties, and other factors could materially and adversely affect our business, financial condition, results of operations, cash flows, or prospects. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. See also "Cautionary Note Regarding Forward-Looking Statements."

RISKS RELATING TO OUR FINANCIAL CONDITION

We have a limited operating history, which may make it difficult for investors to predict future performance based on current operations.

We have a limited operating history upon which investors may base an evaluation of our potential future performance. In particular, we have not proven that we can maintain and lease properties associated with FutureLand grow operations, locations, leaseholds, placements, supply hydroponic growing equipment or sell our hydroponic produce in a manner that enables us to be profitable and meet customer requirements, develop intellectual property to enhance FutureLand leased grow facilities, obtain the necessary permits and/or achieve certain milestones to develop leased facilities, FutureLand's line of products cigarettes, develop and maintain relationships with key manufacturers and strategic partners to extract value from our intellectual property, raise sufficient capital in the public and/or private markets, or respond effectively to competitive pressures. As a result, there can be no assurance that we will be able to develop or maintain consistent revenue sources, or that our operations will be profitable and/or generate positive cash flows.

Any forecasts we make about our operations may prove to be inaccurate. We must, among other things, determine appropriate risks, rewards, and level of investment in our product lines, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain, and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations, and financial condition. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development. As a result of these risks, challenges, and uncertainties, the value of your investment could be significantly reduced or completely lost.

Our independent auditor's report from inception to the fiscal years ended March 31, 2015 is qualified as to our ability to continue as a going concern.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in our audited annual financial statements as of and for the year ended March 31, 2015, our independent auditors included a note to our financial statements regarding concerns about our ability to continue as a going concern. Recurring losses from operations raise substantial doubt about our ability to continue as a going concern. The presence of the going concern note to our financial statements may have an adverse impact on the relationships we are developing and plan to develop with third parties as we continue the commercialization of our products and could make it challenging and difficult for us to raise additional financing, all of which could have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment.

We have incurred significant losses in prior periods, and losses in the future could cause the quoted price of our Common Stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

We have incurred significant losses in prior periods. The Company had a net loss and net cash used in operations of $1,263, for the three months ended September 30, 2015 and a working capital deficit, stockholders' deficit, and deficit accumulated during the development stage of $1,985,451, at September 30, 2015 and is in the development stage with limited revenues. These matters raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to further implement its business plan, raise additional capital, and generate revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

We will likely need additional capital to sustain our operations and will likely need to seek further financing, which we may not be able to obtain on acceptable terms or at all. If we fail to raise additional capital, as needed, our ability to implement our business model and strategy could be compromised.

We have limited capital resources and operations. To date, our operations have been funded entirely from the proceeds of debt and equity financings. We expect to require substantial additional capital in the near future to expand our product lines, develop our intellectual property base, and establish our targeted levels of commercial production. We may not be able to obtain additional financing on terms acceptable to us, or at all.

Even if we obtain financing for our near-term operations, we expect that we will require additional capital thereafter. Our capital needs will depend on numerous factors including: (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by our existing stockholders will be reduced and our stockholders may experience significant dilution. In addition, new securities may contain rights, preferences, or privileges that are senior to those of our Common Stock. If we raise additional capital by incurring debt, this will result in increased interest expense. If we raise additional funds through the issuance of securities, market fluctuations in the price of our shares of Common Stock could limit our ability to obtain equity financing.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. If we are unable to raise capital when needed, our business, financial condition, and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

We face intense competition and many of our competitors have greater resources that may enable them to compete more effectively.

The industries in which we operate in general are subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products. There are no assurances that competition in our respective industries will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

If we fail to protect our intellectual property, our business could be adversely affected.

Our viability will depend, in part, on our ability to develop and maintain the proprietary aspects of our technology to distinguish our products from our competitors' products. We rely on copyrights, trademarks, trade secrets, and confidentiality provisions to establish and protect our intellectual property.

Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors may also harm our sales by designing products that mirror the capabilities of our products, grow operations, leasing strategies, sources of products and sales or technology without infringing on our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that we will have the financial or other resources to enforce our rights or be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

Although we believe that our technology does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur, which could have a material adverse effect on our business.

We are not aware of any infringement by us of any person's or entity's intellectual property rights. In the event that products we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products, obtain a license for the manufacture and/or sale of such products, or cease selling such products. In such event, there can be no assurance that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business.

There can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If our products or proposed products are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, we could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business and our financial condition.

Our trade secrets may be difficult to protect.

Our success depends upon the skills, knowledge, and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. Because we operate in several highly competitive industries, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party's relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to perfect our rights.

These confidentiality, inventions, and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive, and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Our business, financial condition, results of operations, and cash flows have been, and may in the future be, negatively impacted by challenging global economic conditions.

The recent global economic slowdown has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and declining consumer and business confidence, which has led to decreased levels of consumer spending. These macroeconomic developments have and could continue to negatively impact our business, which depends on the general economic environment and levels of consumer spending. As a result, we may not be able to maintain our existing customers or attract new customers, or we may be forced to reduce the price of our products and not be able to source new grow operations in selected states or expand such abilities. We are unable to predict the likelihood of the occurrence, duration or severity of such disruptions in the credit and financial markets and adverse global economic conditions. Any general or market-specific economic downturn could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

Our future success largely depends upon the continued services of our executive officers and management team. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain "key person" life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our Common Stock.

Our continuing ability to attract and retain highly qualified personnel will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industry. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

Our success depends, in part, on the adoption of FutureLand Technology, facilities and products by several segments, including local available licensed cannabis or hemp farmers, and greenhouse growers, and if these segments do not adopt our products and plans, then our revenue will be severely limited.

The major groups to whom we believe may hire FutureLand for leases, leaseholds, operations, and business plan may not continue to embrace its products. Acceptance of FutureLand grow operations will depend on several factors, including cost, ease of use, familiarity of use, convenience, timeliness, strategic partnerships, and reliability. If we fail to meet FutureLand's customers' needs and expectations adequately, its product offerings may not be competitive and our ability to commence or continue generating revenues could be reduced. We also cannot ensure that our business model will gain wide acceptance among all targeted groups. If the market fails to continue to develop, or develops more slowly than we expect, our ability to commence or continue generating revenues could be reduced.

A drop in the retail price of commercially grown produce may negatively impact FutureLand's business.

The demand for FutureLand grown produce depends in part on the price of commercially grown produce and crops to be produced on such land, and for such products produced. Fluctuations in economic and market conditions that impact the prices of commercially grown produce, such as increases in the supply of such produce and the decrease in the price of commercially grown produce, could cause the demand for hydroponic grown produce to decline, which would have a negative impact on our business.

We may not be able to effectively manage our growth or improve our operational, financial, and management information systems, which would impair our results of operations.

In the near term, we intend to expand the scope of our operations activities significantly. If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, finances, management and other resources. The factors that may place strain on our resources include, but are not limited to, the following:

•	The need for continued development of our financial and information management systems;
•	The need to manage strategic relationships and agreements with manufacturers, customers and partners; and
•	Difficulties in hiring and retaining skilled management, technical, and other personnel necessary to support and manage our business.
•	Financial abilities to accumulate additional grow properties for cultivation facilities.

Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that we will be successful in recruiting and retaining new employees, or retaining existing employees.

We cannot provide assurances that our management will be able to manage this growth effectively. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments or otherwise materially adversely affecting our business, financial condition, or results of operations.

If we are unable to adopt or incorporate technological advances into FutureLand products, our business could become less competitive, uncompetitive, or obsolete and we may not be able to compete effectively with competitors' products.

We expect that technological advances in the processes and procedures for hydroponic growing equipment will continue to occur. As a result, there are risks that products that compete with FutureLand grow operations could be improved or developed. If we are unable to adopt or incorporate technological advances, FutureLand grow operations could be less efficient or cost-effective than methods developed and sold by its competitors, which could cause FutureLand grow operations to become less competitive, uncompetitive or obsolete, which would have a material adverse effect on FutureLand Technology's financial condition, and to a much lesser extent, on our financial condition.

Competing forms of specialized agricultural equipment may be more desirable to consumers or make FutureLand grow operations obsolete.

There are currently several different specialized agricultural equipment technologies being deployed in farming operations. Further development of any of these competitive technologies may lead to advancements in farming techniques that will make some of our methods of farming obsolete. Both Growers and Consumers may prefer alternative technologies and products. Any developments that contribute to the obsolescence of certain technologies and advances may substantially impact our business, reducing our ability to generate revenues.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

Our major shareholders have significant control over stockholder matters and the minority stockholders will have little or no control over our affairs.

Our major shareholders, being FutureWorld Corp. and Talari Industries currently own approximately 75% of our outstanding Common Stock, and, through the ownership of preferred stock, have approximately 97% of stockholder voting power, and thus significant control over stockholder matters, such as election of directors, amendments to the Articles of Incorporation, and approval of significant corporate transactions. As a result, our minority stockholders will have little or no control over its affairs.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our operating results, our ability to operate our business, and investors' views of us.

As of March 31, 2015, management assessed the effectiveness of our internal controls over financial reporting. Management concluded, as of the three months ended September 30, 2015, that our internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Management concluded that our internal controls were adversely affected by deficiencies in the design or operation of our internal controls, which management considered to be material weaknesses. These material weaknesses include the following:

•	lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on our Board, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures;
•	inadequate segregation of duties consistent with control objectives; and ineffective controls over period end financial disclosure and reporting processes.
•	The failure to implement and maintain proper and effective internal controls and disclosure controls could result in material weaknesses in our financial reporting such as errors in our financial statements and in the accompanying footnote disclosures that could require restatements. Investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.

We do not expect that our internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products and land holdings we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Because we do not have an audit or compensation committee, stockholders will have to rely on our officers and directors, most of whom are not independent, to perform these functions.

Because we do not have an audit or compensation committee, stockholders will have to rely on our officers and directors, most of whom are not independent, to perform these functions. Thus, there is a potential conflict of interest in that our officers and directors have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

Federal regulation and enforcement may adversely affect the implementation of medical marijuana laws and regulations may negatively impact our revenues and profits.

Currently, there are 23 states plus the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the Controlled Substance Act (the "CSA"), the policies and regulations of the Federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be producing, cultivating, or dispensing marijuana in violation of federal law with respect to the licensed and leased activities of FutureLand and its subsidiary FutureWorld Holdings, Inc. current or proposed business operations or we may be deemed to be facilitating the sale or distribution of drug paraphernalia in violation of federal law with respect to our use of proprietary technologies in our business operations. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain.

The U.S. Supreme Court declined to hear a case brought by San Diego County, California that sought to establish federal preemption over state medical marijuana laws. The preemption claim was rejected by every court that reviewed the case. The California 4th District Court of Appeals wrote in its unanimous ruling, "Congress does not have the authority to compel the states to direct their law enforcement personnel to enforce federal laws." However, in another case, the U.S. Supreme Court held that, as long as the CSA contains prohibitions against marijuana, under the Commerce Clause of the United States Constitution, the United States may criminalize the production and use of homegrown cannabis even where states approve its use for medical purposes.

In an effort to provide guidance to federal law enforcement, the DOJ has issued Guidance Regarding Marijuana Enforcement to all United States Attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011, and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way. The August 29, 2013 memorandum provides updated guidance to federal prosecutors concerning marijuana enforcement in light of state laws legalizing medical and recreational marijuana possession in small amounts.

The memorandum sets forth certain enforcement priorities that are important to the federal government:

•	Distribution of marijuana to children;
•	Revenue from the sale of marijuana going to criminals;
•	Diversion of medical marijuana from states where it is legal to states where it is not; Using state authorized marijuana activity as a pretext of other illegal drug activity; Preventing violence in the cultivation and distribution of marijuana;

•	Preventing drugged driving;
•	Growing marijuana on federal property; and
•	Preventing possession or use of marijuana on federal property.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent certain states, including Colorado and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical marijuana.

We could be found to be violating laws related to medical cannabis.

Currently, there are 23 states plus the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the CSA, the policies and regulations of the federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain. This would cause a direct and adverse effect on our subsidiaries' intended businesses and on our revenue and profits.

Variations in state and local regulation and enforcement in states that have legalized medical cannabis that may restrict marijuana-related activities, including activities related to medical cannabis, may negatively impact our revenues and profits.

Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized marijuana to varying degrees, other states have created exemptions specifically for medical cannabis, and several have both decriminalization and medical laws. Four states, Colorado, Washington, Oregon, and Alaska, have legalized the recreational use of cannabis. Variations exist among states that have legalized, decriminalized, or created medical marijuana exemptions. For example, Alaska and Colorado have limits on the number of marijuana plants that can be homegrown. In most states, the cultivation of marijuana for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical marijuana needing care or that person's caregiver. Active enforcement of state laws that prohibit personal cultivation of marijuana may indirectly and adversely affect our business and our revenue and profits.

It is possible that federal or state legislation could be enacted in the future that would prohibit us or potential customers from selling FutureLand grow operations, and if such legislation were enacted, our revenues could decline, leading to a loss in your investment.

We are not aware of any federal or state regulation that regulates the sale of indoor cultivation equipment to medical or recreational marijuana growers. The extent to which the regulation of drug paraphernalia under the CSA is applicable to our business and the sale of FutureLand products is found in the definition of "drug paraphernalia." Drug paraphernalia means any equipment, product, or material of any kind that is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance, possession of which is unlawful.

Our understanding of federal or state regulation is that the sale of indoor cultivation equipment to medical or recreational cannabis growers is prohibited if the primary intent or design of the equipment is for indoor cultivation of medical or recreational cannabis. Our products are primarily designed for general agricultural use. There are no direct or indirect design features in our equipment specifically or primarily for the cultivation of medical marijuana. Although it is possible that medical marijuana may be grown with our equipment, we make no inquiry of our customers as to their intended agricultural use of our technology products. If federal and/or state legislation is enacted which prohibits the sale of our growing equipment to medical cannabis growers, our revenues would decline, which could lead to a loss of a material portion of your investment.

Prospective customers may be deterred from doing business with a company with a significant nationwide online presence because of fears of federal or state enforcement of laws prohibiting possession and sale of medical or recreational marijuana.

Our website is visible in jurisdictions where medicinal and/or recreational use of marijuana is not permitted and, as a result, we may be found to be violating the laws of those jurisdictions. We could lose potential customers as they could fear federal prosecution for growing marijuana with FutureLand's equipment, reducing our revenue. In most states in which the production and sale of marijuana have been legalized, there are additional laws or licenses required and some states altogether prohibit home cultivation, all of which could make the loss of potential customers more likely.

Marijuana remains illegal under federal law.

Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plans, especially in respect of FutureLand.

We may not obtain or maintain the necessary permits and authorizations to operate licensed marijuana grow businesses.

FutureLand may not be able to obtain or maintain the necessary licenses, permits, authorizations, or accreditations, or may only be able to do so at great cost, to operate their respective medical marijuana business. In addition, we may not be able to comply fully with the wide variety of laws and regulations applicable to the medical marijuana industry. Failure to comply with or to obtain the necessary licenses, permits, authorizations, or accreditations could result in restrictions on our ability to operate the medical marijuana business, which could have a material adverse effect on our business.

If we incur substantial liability from litigation, complaints, or enforcement actions, our financial condition could suffer.

FutureLand participation in the medical marijuana industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or local governmental authorities against these subsidiaries. Litigation, complaints, and enforcement actions involving these subsidiaries could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability, and growth prospects. As FutureLand, we are dependent upon existing license holders as lessees on their properties in Colorado, or other states in the future and will itself only be able to start the process of obtaining final licenses to cultivate and sell medical marijuana in Colorado, and are not as such presently engaged in the cultivation or distribution of marijuana, our subsidiaries have not been, and are not currently, subject to any material litigation, complaint, or enforcement action regarding marijuana (or otherwise) brought by any federal, state, or local governmental authority.

We may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Since the use of marijuana is illegal under federal law, there is a strong argument that banks cannot accept for deposit funds from businesses involved in the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for us to operate our contemplated medical marijuana businesses in the case FutureLand Properties marijuana growing and leasing land business.

FutureLand business activities in some states is dependent upon obtaining certain licenses for grow operations.

FutureLand's business model includes helping licensees get their licenses from both the county and the state in order to grow on our land.  In the state of Colorado, in order to be able to grow cannabis you must be a two year resident and be approved both from the county in which you want to grow and also at the state level.  The county and state have non-refundable costs associated with applying to get a license.  They vary some from county to county.  In Huerfano County there is a $1,300 fee due at the time of application and a $10,000 refundable retainer that is given back in a year's time, with the assumption that they don't need to use it for some legal purpose.  At the state level there is a $5,000 fee associated with making an application.  Other factors include potential moratoriums instituted from time to time either from the state or the counties for getting licenses in certain areas.  Currently you cannot be a convicted felon and get a grow license.  Additionally, the individual grow licenses need to be attached to a particular location.  It is possible, however, to get a locational license transferred to a different property but there is an application process that goes along with the request that may or may not get approved.

We are dependent on appropriate zoning and variances for our grow operations. The lack of such zoning and needed variances could materially impact our business and production.

The zoning for being able to grow cannabis seems to be a bit of a moving target right now.  On the one hand it is agricultural so you might expect it to be able to be grown on agricultural permitted land, but there seems to be push backs at the county level to have cannabis properties designated as commercial to keep them from being able to reach out for special grants and subsidies typically only offered only to agriculturally zoned products.  There seems to be resistance from farmers to not allow cannabis an agricultural designation which could cause some zoning problems going forward.

We are dependent upon Water supplies and sourcing. The lack of water from grow facilities could materially impact our business.

The entire state of Colorado is over-appropriated for water.  This means that every ounce of water, even water that does not exist yet, from say a future flood, is already accounted for by people making claim to the water and having been given those claims by the state.  The state reserves the right to make modifications regularly concerning these matters for things like priority of the water, abatement of water to other users of water, and reallocation of water to different parties or expanding area allotments for water and many other such determinations.  This often involves water consultants, water attorneys, water selling, and lengthy water courts.  However, while growers of cannabis will often need to go down this path, the state has provided a substitutionary water plan application to allow for growing during the period the licensee must go through the courts.  That being said, there are still risks associated with getting approval for the amount of water needed.  The amount will vary too whether there is a hydroponic grow versus a potted grow.  In Colorado water is calculated on acre feet of water, which come up to approximately 325,000 gallons per year per acre.  It is important to attach your ballot to the right race horse going in.

FL is arranging to purchase water from the city of Walsenburg who already has a very large supply of water rights.  They are parceling out a portion of those rights and will be applying to the state to expand its allocation out to our 240 acres along with many other properties.  It makes sense to attach our ticket alongside the goals of a municipality that already has ample water rights available, and desires to sell a portion of those rights to us.  This minimizes our risk to get them, on the one hand, and increases the chance for us to get more water from an abundant and ready supply while not needing to go back to water court in order to obtain such sourcing.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

We may allocate net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section entitled "Use of Proceeds" and with which you may not agree.

The allocation of net proceeds of the offering set forth in the "Use of Proceeds" section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including access to new business ventures, land deals, success of our FutureLand for Business initiatives, cash generated by our operations and business developments. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled "Use of Proceeds" below. You may not have an opportunity to evaluate the information on which we base our decisions on how to use the proceeds and may not agree with the decisions made. Additional information is available in the "Use of Proceeds" section of this Registration Statement of which this Prospectus is a part of.

We expect to experience volatility in the price of our Common Stock, which could negatively affect stockholders' investments.

The trading price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies' stock, including ours, regardless of actual operating performance. All of these factors could adversely affect your ability to sell your shares of Common Stock or, if you are able to sell your shares, to sell your shares at a price that you determine to be fair or favorable.

The market price for our common stock will be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

Our stock price will be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats.  The volatility in our share price will be attributable to a number of factors.  First, our common stock will be compared to the shares of such larger, more established companies, sporadically and thinly traded.  As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could decline precipitously in the event that a large number of our common stock are sold on the market without commensurate demand.  Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTC MARKET is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected.

Our Common Stock is categorized as "penny stock," which may make it more difficult for investors to sell their shares of Common Stock due to suitability requirements.

Our Common Stock is categorized as "penny stock." The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The price of our Common Stock is significantly less than $5.00 per share, and is therefore considered "penny stock." This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker- dealer buying our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser, and determine that the purchaser is reasonably suitable to purchase the securities given the increased risks generally inherent in penny stocks. These rules may restrict the ability and/or willingness of brokers or dealers to buy or sell our Common Stock, either directly or on behalf of their clients, may discourage potential stockholders from purchasing our Common Stock, or may adversely affect the ability of stockholders to sell their shares.

Financial Industry Regulatory Authority ("FINRA") sales practice requirements may also limit a stockholder's ability to buy and sell our Common Stock, which could depress the price of our Common Stock.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares of Common Stock, have an adverse effect on the market for our shares of Common Stock, and thereby depress our price per share of Common Stock.

The elimination of monetary liability against our directors, officers, and employees under Colorado law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Colorado law. We may also have contractual indemnification obligations under any future employment agreements with our officers. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

We may issue additional shares of Common Stock or preferred stock in the future, which could cause significant dilution to all stockholders.

Our Articles of Incorporation authorize the issuance of up to 1,000,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, with no par value. As of March 31, 2016, we had 32,397,930 shares of Common Stock, 0 shares of Series A Preferred Stock, and 2,000 shares of Series B Preferred Stock outstanding; however, we may issue additional shares of Common Stock or preferred stock in the future in connection with a financing or an acquisition.

Anti-takeover effects of certain provisions of Colorado state law hinder a potential takeover of us.

Colorado has a business combination law which prohibits certain business combinations between Colorado corporations and "interested stockholders" for three years after an "interested stockholder" first becomes an "interested stockholder," unless the corporation's board of directors approves the combination in advance. For purposes of Colorado law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Colorado's business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our Board. Both of these provisions could limit the price investors would be willing to pay in the future for shares of our Common Stock.

Because we do not intend to pay any cash dividends on our Common Stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Declaring and paying future dividends, if any, will be determined by our Board, based upon earnings, financial condition, capital resources, capital requirements, restrictions in our Articles of Incorporation, contractual restrictions, and such other factors as our Board deems relevant. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

We are classified as an "emerging growth company" as well as a "smaller reporting company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a "smaller reporting company." Specifically, similar to "emerging growth companies," "smaller reporting companies" are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings.

Decreased disclosures in our SEC filings due to our status as an "emerging growth company" or "smaller reporting company" may make it harder for investors to analyze our results of operations and financial prospects.

The application of Rule 144 creates some investment risk to potential investors; for example, existing shareholders may be able to rely on Rule 144 to sell some of their holdings, driving down the price of the shares you purchased.

There are 6,450,281 shares of our common stock held by non-affiliates and 5,508,080 shares held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. The SEC adopted amendments to Rule 144 which became effective on February 15, 2008 that apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the total number of securities of the same class then outstanding (32,397,930 shares of common stock as of the date of this Report); or
●	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Risks Related to Short-Term Financing

Convertible Promissory Notes in the aggregate amount of $272,000 mature on August 22, 2016, and if we do not have sufficient financial resources to repay the Notes when due, our business would suffer.

On March 22, 2016, we became obligated on two promissory notes of $272,500 in aggregate principal amount due on August 22, 2016. The Company currently does not have sufficient financial resources to repay these notes. If the Company does not generate or secure sufficient financial resources in the short six-month period from the date of issuance of the notes, the Company would default, the Lenders could take actions to collect the unpaid amounts due and the Company’s business would suffer.

The Conversion Price under the Convertible Promissory Notes may be less than the then-prevailing market price for our common stock.

The Conversion Price under the Convertible Promissory Notes is $.30, and possibly less if there is a default, which may be less than the then-prevailing market price for our common stock. The Lenders have a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If the Lenders sell the shares, the price of our common stock could decrease. If our stock price decreases, the Lenders may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

Risks Related to our Agreements with Kodiak Capital

The sale of our common stock to Kodiak Capital may cause dilution, and the sale of the shares of common stock acquired by Kodiak Capital, or the perception that such sales may occur, could cause the price of our common stock to fall.

On April 08, 2016, we entered into the Purchase Agreement with Kodiak Capital. Pursuant the Purchase Agreement, Kodiak Capital has committed to purchase up to an aggregate of $1,000,000 of our common stock. The shares that may be sold pursuant to the Purchase Agreement in the future may be sold by us to Kodiak Capital at our discretion from time to time, commencing after the SEC has declared effective the registration statement that includes this prospectus and concluding on the one-year anniversary thereof. The purchase price of the Put Shares will be equal to 80% of the lowest closing bid price of the Common Stock for any trading day during the five consecutive trading days immediately following the date of the Company’s notice to the Purchaser requesting the purchase.

We generally have the right to control the timing and amount of any sales of our shares to Kodiak Capital, except that, pursuant to the terms of the Purchase Agreement, we would be unable to sell shares to Kodiak Capital if such purchase would result in its beneficial ownership equaling more than 9.99% of the outstanding common stock. Kodiak Capital may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, Kodiak Capital may sell all, some or none of those shares. Therefore, sales to Kodiak Capital by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Kodiak Capital, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Kodiak Capital will pay less than the then-prevailing market price for our common stock for purchases under the Purchase Agreement.

The common stock to be issued to Kodiak Capital pursuant to the Purchase Agreement will be purchased at a 30% discount to the lowest closing bid price of the common stock for the five consecutive trading days immediately following our request for Kodiak Capital to purchase the shares. Kodiak Capital has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Kodiak Capital sells the shares, the price of our common stock could decrease. If our stock price decreases, Kodiak Capital may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements under, "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Business" and elsewhere in this prospectus may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements include, among other things, statements regarding:

•	the growth of our business and revenues and our expectations about the factors that influence our success;

our plans to continue to invest in systems, facilities, and infrastructure, increase our hiring and grow our business;
•	our plans for FutureLand to purchase more lands for lease to the cultivators;
•	our ability to attain funding and the sufficiency of our sources of funding;
•	our expectation that our cost of revenues, development expenses, sales and marketing expenses, and general and administrative expenses will increase;
•	fluctuations in our capital expenditures;
•	our plans for potential business partners and any acquisition plans;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this registration statement, of which this prospectus is a part, including the risks described under "Risk Factors." Any forward- looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances that occur in the future.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, financial condition, growth strategy and liquidity. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds upon the sale of shares by the selling stockholder in this offering. However, we may receive gross proceeds of up to $1,000,000 under the Purchase Agreement, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Kodiak Capital under such agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We currently expect to use the funds and the net proceeds from the sale of shares to Kodiak Capital under the Purchase Agreement to fund the scaling of operations and for general corporate purposes. We will have broad discretion in determining how we will allocate the proceeds from any sales to Kodiak Capital.

Even if we sell $1,000,000 worth of shares of our common stock to Kodiak Capital pursuant to the Purchase Agreement, we may need to obtain additional financing in the future in order to fund our current and future planned operations. We may seek additional capital in the private and/or public equity markets. We are evaluating additional equity financing opportunities on an ongoing basis and may execute them when appropriate. However, there can be no assurances that we can consummate such a transaction, or consummate a transaction at favorable pricing.

DIVIDEND POLICY

We have never declared nor paid any cash dividends, and currently intend to retain all our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

MARKET FOR COMMON EQUITY AND RELATED MATTERS

Since April 9, 2015, our common stock has been quoted on the OTCPINKS under the symbol "FUTL". Trading in our common stock has historically lacked consistent volume, and the market price has been volatile.

The following table presents, for the periods indicated, the high and low sales prices of the Company's common stock, and is based upon information provided by the OTCPINKS Marketplace. These quotations below reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

	CLOSING BID PRICE PER SHARE*
	HIGH	LOW

Year ended December 31, 2015
First Quarter	$5.50	$4.00
Second Quarter	$10.87	$4.50
Third Quarter	$2.50	$0.60
Fourth Quarter	$0.60	$0.55

* The quotations do not reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

On April 16, 2016, the closing bid price on the OTC Markets Group, Inc.’s OTCPINK tier for our Common Stock was $0.35.

As of December 31, 2015, there were 32,397,930 shares of our common stock issued and outstanding and 4,000,000 shares of common stock issuable under our 2015 Equity Incentive Plan to certain employees and directors.

SHARES ELIGIBLE FOR FUTURE SALE

There is currently a very limited market for sale and purchase of our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Transfer Agent and Registrar

The transfer agent and registrar for the Company's common stock will be ClearTrust LLC, 16540 Pointe Village Dr, Ste 206, Lutz, FL 33558. We have appointed the transfer agent on August 4, 2014.  ClearTrust is an SEC registered stock transfer agent.

2015 Equity Incentive Plan

The following table sets forth equity compensation plan information as of March 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2015 Equity Incentive Plan	4,000,000		$4,000,000
Equity compensation plans not approved by security holders	—	—	—
Total	4,000,000		$4,000,000

2015 Equity Incentive Plan. In June 2015, our shareholders approved our 2015 Equity Incentive Plan ("2015 Plan"). Our 2015 Plan provides for the grant of incentive stock options to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. Our 2015 Plan also provides that the grant of performance stock awards may be paid out in cash as determined by the Committee (as defined herein).

Authorized Shares.    A total of 4,000,000 shares of our common stock are reserved for issuance pursuant to the 2015 Plan. Shares issued under our 2015 Plan may be authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our 2015 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2015 Plan. Additionally, shares issued pursuant to stock awards under our 2015 Plan that we repurchase or that are forfeited, as well as shares reacquired by us as consideration for the exercise or purchase price of a stock award, will become available for future grant under our 2015 Plan.

Administration.    Our Board of Directors, or a duly authorized committee thereof (collectively, the "Committee"), has the authority to administer our 2015 Plan. Our Board may also delegate to one or more of our officers the authority to designate employees other than Directors and officers to receive specified stock, which, in respect to those awards, said officer or officers shall then have all that the Committee would have.

Subject to the terms of our 2015 Plan, the Committee has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under our 2015 Plan. The Committee has the power to modify outstanding awards under our 2014 Plan, subject to the terms of the 2015 Plan and applicable law. Subject to the terms of our 2015 Plan, the Committee has the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. Stock options may be granted under the 2015 Plan. The exercise price of options granted under our 2015 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed 5 years and the exercise price must equal at least 110% of the fair market value on the grant date. The Committee will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the Committee, as well as other types of consideration permitted by applicable law. No single participant may receive more than 25% of the total options awarded in any single year. Subject to the provisions of our 2015 Plan, the Committee determines the other terms of options.

Performance Shares. Performance shares may be granted under our 2015 Plan. Performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The Committee will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance shares to be paid out to participants. After the grant of a performance share, the Committee, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance shares. The Committee, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof, per the terms of the agreement approved by the Committee and delivered to the participant. This agreement will state all terms and condition of the agreements.

Restricted Stock. The terms and conditions of any restricted stock awards granted to a participant will be set forth in an award agreement and, subject to the provisions in the 2015 Plan, will be determined by the Committee. Under a restricted stock award, we issue shares of our common stock to the recipient of the award, subject to vesting conditions and transfer restrictions that lapse over time or upon achievement of performance conditions. The Committee will determine the vesting schedule and performance objectives, if any, applicable to each restricted stock award. Unless the Committee determines otherwise, the recipient may vote and receive dividends on shares of restricted stock issued under our 2015 Plan.

Other Share-Based Awards and Cash Awards. The Committee may make other forms of equity-based awards under our 2015 Plan, including, for example, deferred shares, stock bonus awards and dividend equivalent awards. In addition, our 2015 Plan authorizes us to make annual and other cash incentive awards based on achieving performance goals that are pre-established by our compensation committee.

Change in Control.    If the Company is merged or consolidated with another entity or sells or otherwise disposes of substantially all of its assets to another company while awards or options remain outstanding under the 2015 Plan, unless provisions are made in connection with such transaction for the continuance of the 2015 Plan and/or the assumption or substitution of such awards or options with new options or stock awards covering the stock of the successor company, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, then all outstanding options and stock awards which have not been continued, assumed or for which a substituted award has not been granted shall, whether or not vested or then exercisable, unless otherwise specified in the relevant agreements, terminate immediately as of the effective date of any such merger, consolidation or sale.

Change in Capitalization. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the common stock outstanding, without receiving consideration therefore in money, services or property, then awards amounts, type, limitations, and other relevant consideration shall be appropriately and proportionately adjusted. The Committee shall make such adjustments, and its determinations shall be final, binding and conclusive.

Plan Amendment or Termination.    Our Board has the authority to amend, suspend, or terminate our 2015 Plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. The 2015 Plan will terminate ten (10) years after the earlier of (i) the date the 2015 Plan is adopted by the Board, or (ii) the date the 2015 Plan is approved by the stockholders, except that awards that are granted under the 2015 Plan prior to its termination will continue to be administered under the terms of the 2015 Plan until the awards terminate, expire or are exercised.

 Penny Stock Considerations

Our shares are "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares are subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability are subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Sales of our common stock under Rule 144

There are 6,450,281 shares of our common stock held by non-affiliates and 5,508,080 shares held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities.

There are currently 5,438,951 of our shares currently held by non-affiliates which may be resold without restrictions under Rule 144.  The remaining non-affiliate shares as well as all of the affiliates’ shares are subject to the resale restrictions of Rule 144.  In general, non-affiliates holding restricted securities must hold their shares for a period of at least six months.  In general, affiliates holding restricted securities must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 132 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form 10-K.

Our Management's Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking. Forward-looking statements are, by their very nature, uncertain and risky. Although the forward-looking statements in this Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

 Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements and the related notes, and other financial information included in this Form 10-K.

Our Management's Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking. Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

DESCRIPTION OF BUSINESS

Company Information; Organization

FutureLand, Corp. (formerly known as AEGEA, Inc.) ("we", "us", the "Company") was incorporated in Colorado on November 29, 2007 under the name Forever Valuable Collectibles, Inc. The Company changed its name effective July 1, 2013 in connection with a July 22, 2013 acquisition of AEGEA, LLC which was in the planning stages of developing an international community and mega-resort destination in the heart of South Florida called AEGEA. Prior to the acquisition of AEGEA, LLC, the Company was engaged in the business of buying and reselling commemorative professional and college sports memorabilia. On March 10, 2015, an Exchange Agreement was entered (the "Agreement"), by and among certain shareholders and debt holders of the Company, representing the majority of the outstanding shares of the Company ("the AEGA Holders"), and FutureWorld Corp. (hereafter referred to as "FWDG"), a Delaware Corporation which was the owner of the wholly owned subsidiary, FutureLand Properties, LLC, (hereafter referred to as "FLP"), a Colorado Limited Liability Corporation. Additionally, on June 1, 2015, FWDG, as sole member of FLP resolved that effective with the Exchange Agreement dated March 10, 2015, FWDG sold all rights, title and ownership of FutureLand Properties, LLC to the Company, including all member units, assets, intellectual property, contracts, leases, and real property which includes 200 acres in La Vita, Colorado,

In connection with the Exchange Agreement, we issued an aggregate of 27,845,280 shares of our common stock to FWDG and or its assignee. FWDG and the AEGA Holders entered into the purchase and exchange agreement where the AEGA Holders agreed to deliver to FutureWorld their shareholdings in the Company in exchange for certain actions, including AEGEA Holders resignation as directors and officers of the Company and the simultaneous appointment of two directors as designated by FLP. In return for the AEGEA Holders shares of the Company, in combination with certain debt forgiveness totaling $100,000 by the AEGEA Holders, the AEGA Holders shall receive, an amount of shares to be equal to 4.9% of the outstanding shares of the Company calculated after the reverse stock split which became effective on May 1, 2015. Such shares as held by the AEGA Holders which are surrendered in return for the new exchange shares to be issued, shall be cancelled in such exchange and returned to treasury. Such exchange shares when issued shall contain certain anti-dilutive rights whereby the AEGEA Holders shall receive additional shares for a period of one year from the date of issuance in order to retain 4.9% of the outstanding shares of the Company, issuable within ten days of the end of each fiscal quarter following such initial issuance. Pursuant to the Agreement, all assets of the Company, including all intellectual property, contractual rights, business plans, architectural works, property rights, and other valuable matters, shall be sold to the AEGA Holders, into a new private entity formed at their direction, control and benefit, in settlement for another $100,000 in debt due to AEGEA Holders by the Company and certain liabilities will be assumed by the new private entity.

In May 2015, we changed our name to FutureLand, Corp. and effected a 1 for 400 reverse stock split of our common stock. All share and per share data in this annual report have been retroactively restated to reflect the reverse stock split.

As of the date of this report, all of the required actions have been taken by the parties such as change in management and the issuance of 27,845,280 common shares as discussed above and such Exchange Agreement is binding on the parties with closing subject to the completion of remaining actions. Upon closing and the cancellation of all outstanding shares of Series B convertible preferred stock has occurred, the additional shares to the AEGA Holders has occurred, all payments for contracts and vendors has been paid and/or settled by the Company, this transaction is expected to be accounted for as a reverse recapitalization of FLP with the business of FLP being the continuing business since the member of FLP will have voting and management control of the combined entity.

On, October 30, 2014, FLP closed on 239.96 Acres in La Vita, Colorado in Huerfano County for $60,000.  FLP entered into a lease agreement contract with a lease with Colorado Flower Company, LTD on Dec 1, 2014 allotting 37 acres for their grow facilities.  FLP was formed as a Colorado State company on October 6, 2014 by FutureWorld Corp.

Prior to FLP being formed, the State of Colorado amended their laws allowing cannabis grow facilities to be separated from cannabis dispensaries effectively opening up an entirely new business opportunity that FLP entered into at that time. At such time, FLP pursued the business plan to secure a cannabis or hemp grower to execute their business plan of leasing the land, the structures, the technologies and provide maintenance contracts associated with the grow. Integral to its strategy is to provide the financing for the entire grow operation so as to establish a position by which to harness a competitive advantage in striking the right kind of lease in conjunction with Colorado State laws that would allow FLP to make above average returns.  On Jan 20, 2015 FLP entered a contract with GPS, La Vita, Inc. allotting 5 acres for their immediate grow facilities.  All of these contracts, and land ownings are currently in FLP.

We are a Colorado corporation. Our address is 8400 E. Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111. Our telephone number is (720) 370-3558 and our website is www.futurelandcorp.com. Our second office is at 3637 4th Street North, Saint Petersburg, FL 33704. The information on our website or mobile apps is not a part of this prospectus.

Our independent registered public accounting firm has issued an audit opinion for our Company which includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. Since incorporation, we have not made any significant purchase or sale of assets. We do not own physical properties.

We are not a blank check registrant, as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act, since we have a specific business plan or purpose. We have not had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Results of Operations

For the fiscal year ended December 31, 2015 we generated no revenue with cost of sales of $64. We did not generate any revenue as of December 31, 2014.

For the fiscal year ended December 31, 2015 and December 31, 2014, we incurred $1,279,597 and $443,541, respectively, in operating expenses. The increase in our operating expenses are due to increases in costs related to additional payroll costs, building lease, increased operational activities and professional expenses related to being a publicly traded Company.

Our expenses related to research and development for the fiscal year ended December 31, 2015 and December 31, 2014 were $20,518 and $36,080, respectively.

As of December 31, 2015 we had total liabilities of $110,147, while at December 31, 2014, we had total liabilities of $21,245. The increase was the result of accrued payroll expenses from hiring new employees, accounts payable and accrued expenses and deferred rent on our building lease.

Liquidity and Capital Resources

As of December 31, 2015, we had $168,804 in total current assets. We had current liabilities of $76,885 as of December 31, 2015. Accordingly, we had a working capital of $91,919 as of December 31, 2015.

Operating activities used $704,230 in cash for the year ended December 31, 2015, as compared with $411,335 used for the year ended December 31, 2014. Our negative operating cash flow for the year ended July 31, 2015 was mainly a result of our net loss for the period, offset by the effects of depreciation, loss on the sale of the asset, stock issued for services, increase in accounts receivable, inventory and prepaid expense, the increase in accounts payable and accrued liabilities and decrease in costs and estimated earnings in excess of billings for the ongoing projects, decrease in accrued compensation and a decrease in deferred rent.

Financing activities for the year ended December 31, 2015 generated $461,262 in cash, as compared with $864,750 for the year ended December 31, 2014. Proceeds from financing activities consisted primarily of proceeds from issuance of common stock for cash.

Cash Requirements: Current Operational Activities

Our estimated minimum day-to-day operational costs, exclusive of those costs in our Plan of Operations for the next 12 months, as set forth above, are estimated to be approximately $430,800 to maintain current operational activities during the next 12 months. Our minimal annual operating expenses includes $352,000 in payroll expenses, our lease agreement for our 1,000 sq. ft. facility of $55,200 per year, our estimated annual utility expenses of $10,800 and $12,800 in miscellaneous operating expenses. In addition, we will have $75,000 in costs related to maintaining our publicly traded status over the next 12 months.

Existing Cash and Operational Cash Flow

As of April 16, 2016, we had $262,285 in cash.

Kodiak Capital Group LLC Investment Agreement for $1,000,000

On April 08, 2016, the Company entered into an Equity Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with Kodiak Capital Group, LLC (the “Purchaser”). Under the Purchase Agreement, the Company shall issue and sell to the Purchaser a number of shares of its common stock, par value $0.0001 per share (“Common Stock”) at a purchase price equal to the Maximum Commitment Amount (as defined in the Purchase Agreement) of $1,000,000 (the “Put Shares”). In accordance with the Registration Rights Agreement, the Company has agreed to file a registration statement on Form S-1 by June 30, 2016 (the “Registration Statement”) to register for resale the Put Shares of Common Stock that may be issued under the Purchase Agreement.

Pursuant to the Purchase Agreement, from the date that the Securities and Exchange Commission has declared the Registration Statement effective (the “Effective Date”) until the one-year anniversary thereof, the Company has the right to sell, from time to time, up to an aggregate of $1,000,000 Put Shares of Common Stock to the Purchaser. The Company will control the timing and amount of future sales, if any. The purchase price of the Put Shares will be equal to 70% of the lowest closing bid price of the Common Stock for any trading day during the five consecutive trading days immediately following the date of the Company’s notice to the Purchaser requesting the purchase.

There is no minimum amount that the Company may require the Purchaser to purchase at any one time. The Company may not require the Purchaser to purchase Put Shares of Common Stock if such purchase, together with the shares of Common Stock underlying the Note, would result in the Purchaser’s beneficial ownership exceeding 9.99% of the outstanding Common Stock. The Purchase Agreement contains customary representations, warranties, covenants, closing conditions, and indemnification and termination provisions. The Purchaser has covenanted not to cause or engage in any direct or indirect short selling of the Common Stock. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

The Purchase Agreement and the Registration Rights Agreement are provided to give investors information regarding the agreements’ respective terms. They are not provided to give investors factual information about the Company or any other parties thereto. In addition, the representations, warranties and covenants contained in the Purchase Agreement and the Registration Rights Agreement were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to those agreements, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of such agreements. Investors are not third-party beneficiaries under these agreements and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

Meeting Cash Requirements

Based upon the assumption of our monthly current operational burn rate remaining unchanged during the fiscal year, exclusive of those costs in our Additional Planned Operations for the next 12, months as set forth above, the Company currently has sufficient funds through a combination of the Sources of Funding above to continue our current operations for the next 12 months.  There is no assurance we will obtain the anticipated funds from our Sources of Funding.  For example, in order to raise funding through our Equity Purchase Agreement, we will first have to clear a registration statement with the SEC. There can be no assurance that the funds from the Equity Purchase Agreement can be utilized, or that additional financing will be available to us on acceptable terms, or at all.  If we don't obtain the anticipated funds from our Sources of Funding, and we don't take other measures such as cutting back operational activities, we may not have sufficient funds to continue operations for the next 12 months.

The ability to fund our Additional Planned Operational Activities is contingent upon us obtaining additional financing.  If we don't obtain the anticipated funds from our Sources of Funding beyond those needed for Current Operational Activities, we may be able to finance our Additional Planned Operations and continue growing our business.

We cannot guarantee we will be successful in our business operations.  We cannot guarantee that we will have sufficient financial resources to fund Current Operational Activities and Additional Planned Operational Activities.  Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. To become profitable and competitive, we must continue to execute our business plan as described above.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

For a discussion of our accounting policies and related items, please see the Notes to the Financial Statements, included in Item 8.

BUSINESS

FutureLand Corp. operates its presented business as an agricultural company catering to the industrial hemp, legal medical marijuana and recreational cannabis market. FutureLand was started to capitalize upon the distinct separation of the cultivation grows from the dispensaries, specifically with respect to Colorado. In the State of Colorado, which has become the quintessential poster-child for what the industry may look like for the rest of America, at least temporarily, as other states determine what exact direction they will choose to go, there are residency laws that must be adhered to.  For instance, in order to get a license to grow or profit from cannabis in Colorado you must be a 2 year resident.  The laws are very specific; anyone who is not a 2 year resident cannot profit from the sale of the cannabis flower or infused products.  Because of this mandate, Future Land Corp must be a land owner and leaser in order to effectively participate in the cannabis grow industry, which we believe is essential in order to gain a competitive advantage.  We also must own the structures on the land to control the lease and our future position in the industry.

The business model is simple; offer growers the opportunity to grow. We have the land and then we find a growers requiring assist in funding and obtaining their license and grow facility.  Next, we arrange for additional operational items needed, including but not limited to, complete build-outs provided from an associated company, HempTech Corp, in order to capture additional revenue.

Solving the Problem of Land to Grow Cannabis

A complete and current market survey was conducted for the Colorado State Department of Revenue which estimated usage in Colorado to be up to 346,000 lbs. per annum for residents and visitors combined. As of March 2, 2015 the Colorado market was currently being serviced by 106 licensed growers which have led to continued shortages in the supply chain.

There are three main customer groups: pharmaceutical and research laboratories, dispensaries, and recreational outlets. The customer segments are sufficiently distinct to be able to target each one differently. The industry has been undergoing consolidation for several years now. We believe will be able to serve the industry by leveraging the competitive edge of healthy, potent plants on a consistent supply basis.

Land Lease and Grow Competitors
There are 106 MED Licensed Retail Marijuana Product Manufacturers in Colorado as of March 2, 2015. (See attached "MED Licensed Retail Marijuana Product Manufacturers as of March 2, 2015").  As mentioned previously, this limited number of Product Manufacturers has led to shortages of supply for many Retail Dispensaries.

Grow Licensing

Licensing, both State and Local is a precursor to all production. Initial application will be for Type 1 License which allows for the production of 3,600 plants.  It is envisaged that as the need requires and future production facilities become available, further applications will be made for Type 2 licensing (6,000 plants) and Type 3 licensing (10,000 plants).

Production levels are directly contingent on space availability and set-up costs. Further details relating to set-up costs and operating expenses can be found in the appendices to this document.

Production Level Analysis

Attached is an appendix is a Production Level Financial Analysis which is predicated on the following:

▪	on average, 1 crop per quarter (13 week grow, harvest, dry and deliver);
▪	deep water under current systems yield on average 8 ounces a plant (final yields may be higher);
▪	additional Seeds / Clones purchased in 2nd through 4th quarters to access/blend different strains;
▪	Federal Income Tax is calculated by the application of Section 280E of the Income Tax

Assessment Act which disallows (amongst other items) items that are not directly attributable to the growth of the product. Therefore, in general, items such as excise duty, rent, advertising, depreciation, legal fees, wages, utilities, and security services that form part of the General and Administrative Expenses of the corporation, on a Federal level, are not allowed as a deduction from income. Legal actions are currently in play to repeal this section of the act in relation to Legalized Marijuana operations. Should such actions be successful it would have the effect of reducing the Federal Income Tax Expense by the following:

▪	3,600 Plants $ 307,926
▪	3,200 Plants $ 274,198
▪	2,800 Plants $ 240,471
▪	2,400 Plants $ 206,744
▪	2,000 Plants $ 173,022

Further analysis schedules provide details of the cost / equipment requirement involved in the set-up and operating of an individual crop cycle. Concurrent cycles, subject to licensing constraints, can be approximated by doubling the Supplies, Lighting Equipment, Utilities Analyses and adding additional accounting, sales, growing, harvesting and packaging employees.

Security of the Land and its Products
FutureLand will make use of the relationship FutureLand Corp (FUTL) has with HempTech Corp. to provide a state of the art security system.  HempTech Systems has the SPIDer (Secure Perimeter Intrusion Detection Network) line of products to meet the needs of security and intrusion detection in the indoor and outdoor cannabis grow industry.

The SPIDer Intrusion Detection network is a multifaceted product family which provides near real-time detection of intruders for either a remote inside facility or large open air agricultural facilities. This technology is derived from the Infrax SPIDer Intrusion detection networks designed for electrical substations and remote facilities in the electric energy business.  Product examples include but not limited to; active fence systems, HD infrared and color camera networked via radio systems, motion detectors, microwave security systems and intelligent LED lighting systems.  Infrax Systems Inc. will design specific packages to support applications ranging from small indoor facilities to large outdoor agriculture facilities covering hundreds of acres.  The SPIDer systems consist of 3 levels of detection to identify intruders and threats in areas that are restricted.

The first level utilizes an electronically charged coaxial cable, FlexPS, woven into your chain link fencing.  Excessive fence movement will set off an alarm through your network notification system that someone is attempting to enter your facility.  This is a very cost effective means to secure your site to meet security requirements for your company.  A Microwave Protection system, MPS* product is also available to protect gates and open fields where appropriate fencing is unavailable.

The second level consists of a microwave intrusion monitoring system μltrawave which creates a secure corridor of detection within the restricted area.  When activated, this system will detect any movement within the defined corridor. Intrusion detection becomes extremely reliable by combining the fence system with the corridor intrusion detection thus eliminating nuisance alarms at the perimeter such as objects hitting a fence.

The third level is a multi-level detection and verification network that uses both level one and level two systems to rapidly identify a potential intruder and provide you information for a rapid decision.  Full motion light and inferred cameras are also integrated into the system. These cameras can be directed by the response of the intrusion detection network. This level of integration requires CaNNaLyTiX software to fully integrate all the components.  This is complete proprietary technology licensed to FUTL and FL. FL will outsource armed security for operations and armored trucks for moving cash.

Background and Overview of FL's Land Lease Business Silo

FL Corp is an agricultural company catering to the industrial hemp, legal medical marijuana and recreational cannabis market. Future Land was started to capitalize upon the distinct separation of the cultivation grows from the dispensaries, specifically with respect to Colorado. In the State of Colorado, which has become the quintessential poster-child for what the industry may look like for the rest of America, at least temporarily, as other states determine what exact direction they will choose to go, there are residency laws that must be adhered to.  For instance, in order to get a license to grow or profit from cannabis in Colorado you must be a 2 year resident.  The laws are very specific; anyone who is not a 2 year resident cannot profit from the sale of the cannabis flower or infused products.  Because of this mandate, Future Land Corp must be a land owner and leaser in order to effectively participate in the cannabis grow industry, which we believe is essential in order to gain a competitive advantage.  We also must own the structures on the land to control the lease and our future position in the industry.

The business model is simple; offer growers the opportunity to grow. We have the land and then we find a growers requiring assist in funding and obtaining their license and grow facility.  Next, we arrange for additional operational items needed, including but not limited to, complete build-outs provided from our sister company, HempTech Corp, in order to capture additional revenue.

Solving the Problem of Land to Grow Cannabis

A complete and current market survey was conducted for the Colorado State Department of Revenue which estimated usage in Colorado to be up to 346,000 lbs. per annum for residents and visitors combined.

There are three main customer groups: pharmaceutical and research laboratories, dispensaries, and recreational outlets. The customer segments are sufficiently distinct to be able to target each one differently. The industry has been undergoing consolidation for several years now. We believe will be able to serve the industry by leveraging the competitive edge of healthy, potent plants on a consistent supply basis.

FL's Land and it's Product and Service in Walsenburg, Colorado

On, October 30th, 2014 Future Land closed on 239.96 Acres in La Vita, Colorado in Huerfano County for $60,000.  The property has increased in value ten times since then.  At such time, FL went into overdrive to secure a cannabis grower to execute their business plan of leasing the land, the structures, the technologies and provide maintenance contracts associated with the grow.  Integral to our strategy was to provide the financing for the entire grow operation so as to establish a position by which to harness a competitive advantage in striking the right kind of lease in conjunction with Colorado State laws that would allow FL to make above average returns.

FL will have units that are leased out to growers – that have licenses (we will fund the application).  90% of all growing will be done in Grow Houses.

▪	Medical and Recreational
▪	FL will initially focus on Leasing to Recreational Growers due to Demand

FL will also fund its own grow facilities that will be JV's with local growers (See Grow Houses sections).  This will be done in various states as the market opens up allowing publicly traded companies to do so.  Presently there are 4 legal states plus the District of Columbia open for retail/recreational cannabis:  Alaska, Colorado, Washington, Oregon and Washington D.C. In the next years, it is likely that several more states will also legalize recreational use of cannabis.

Overview of FL's Land Lease Terms

FL will lend to the Lessees initial Licensing Costs (out of first proceeds)

▪	Funding for licenses (lend money for the license)
▪	Application assistance

Included in Lessees Monthly Rent:

▪	Road Infrastructure to Grow house
▪	Building the Grow Houses (FL will own buildings)
▪	Equipment
▪	Access to water (will buy from FL)
▪	Technology – through Hemp Tech Corp.
▪	Security
▪	Lighting
▪	Hydroponic Systems – without soil growing
▪	Office
▪	Drying Room
▪	Hoop Houses – temporary
▪	Water tanks
▪	Propane tanks
▪	Generator

Additional costs to Lessee (Not included in Monthly Rent)

▪	Staffing & Master Grower
▪	Seeds
▪	Buy nutrients for plants (i.e., Miracle grow-like nutrients)
▪	Electricity
▪	Buying water from FL

FL's Goals – 3 Lessors with 24 Units & 3 FL funded Grow Houses with 24 Units

Our five year goal is to continue to expand operations in and around the existing operations. Our initial operations are designed with expansion in mind through re-investment. We have chosen facilities, at the expense of initial profits, with this "room for expansion" without significant capital outlay, in mind. This expansion can be achieved through either additional licensed crop growth, i.e. multiple crops, or additional crop rotation through faster maturing crops. We will use the profits from our grow cycles to fund new growth, expand employment and develop the infrastructure in both the medicinal and recreational fields

We have identified four keys factors that will be instrumental to our success.

1)            The first key factor is the implementation of strict financial controls. By having the proper controls, production efficiency and accountability will be maximized.

2)            The second key factor will be the "never ending pursuit of perfection"; similar to the wine industry, bouquet, flavor and strength are key elements to production.

3)            The third key factor is the recognition and implementation of the philosophy that 100% regulatory compliance and customer satisfaction is required to ensure a profitable business.

4)            The fourth key is consistency, consistency of supply, consistency of product. In an industry currently plagued by product shortages (some dispensaries have had to close their doors due to lack of product) and erratic quality, consistency will ensure continued sales.

Land Lease and Grow Competitors

There are 92 MED Licensed Retail Marijuana Product Manufacturers in Colorado as of December 1, 2014. (See attached "MED Licensed Retail Marijuana Product Manufacturers as of December 1, 2014").  As mentioned previously, this limited number of Product Manufacturers has led to shortages of supply for many Retail Dispensaries.

Grow Licensing

Licensing, both State and Local is a precursor to all production. Initial application will be for Type 1 License which allows for the production of 3,600 plants.  It is envisaged that as the need requires and future production facilities become available, further applications will be made for Type 2 licensing (6,000 plants) and Type 3 licensing (10,000 plants).

Production levels are directly contingent on space availability and set-up costs. Further details relating to set-up costs and operating expenses can be found in the appendices to this document.

Production Level Analysis

Attached as an appendix is a Production Level Financial Analysis which is predicated on the following:

▪	on average, 1 crop per quarter (13 week grow, harvest, dry and deliver);
▪	deep water under current systems yield on average 8 ounces a plant (final yields may be higher);
▪	additional Seeds / Clones purchased in 2nd through 4th quarters to access/blend different strains;
▪	Federal Income Tax is calculated by the application of Section 280E of the Income Tax

Assessment Act which disallows (amongst other items) items that are not directly attributable to the growth of the product. Therefore, in general, items such as excise duty, rent, advertising, depreciation, legal fees, wages, utilities, and security services that form part of the General and Administrative Expenses of the corporation, on a Federal level, are not allowed as a deduction from income. Legal actions are currently in play to repeal this section of the act in relation to Legalized Marijuana operations. Should such actions be successful it would have the effect of reducing the Federal Income Tax Expense by the following:

▪	3,600 Plants $ 307,926
▪	3,200 Plants $ 274,198
▪	2,800 Plants $ 240,471
▪	2,400 Plants $ 206,744
▪	2,000 Plants $ 173,022

Further analysis schedules provide details of the cost / equipment requirement involved in the set-up and operating of an individual crop cycle. Concurrent cycles, subject to licensing constraints, can be approximated by doubling the Supplies, Lighting Equipment, Utilities Analyses and adding additional accounting, sales, growing, harvesting and packaging employees.

Security of the Land and its Products

FutureLand will make use of the relationship FutureLand Corp (FUTL) has with HempTech Corp. to provide a state of the art security system.  HempTech Systems has the SPIDer (Secure Perimeter Intrusion Detection Network) line of products to meet the needs of security and intrusion detection in the indoor and outdoor cannabis grow industry.

The SPIDer Intrusion Detection network is a multifaceted product family which provides near real-time detection of intruders for either a remote inside facility or large open air agricultural facilities. This technology is derived from the Infrax SPIDer Intrusion detection networks designed for electrical substations and remote facilities in the electric energy business.  Product examples include but not limited to; active fence systems, HD infrared and color camera networked via radio systems, motion detectors, microwave security systems and intelligent LED lighting systems.  Infrax Systems Inc. will design specific packages to support applications ranging from small indoor facilities to large outdoor agriculture facilities covering hundreds of acres.  The SPIDer systems consist of 3 levels of detection to identify intruders and threats in areas that are restricted.

Challenges – Water

The city of Walsenburg has 20 years of reserve water.  We sat down with the mayor and administrator and were told that they are willing to put in an application to expand the reaches of a portion of this reserve to extend to the outlying regions of the city to include our property in Majors Ranch.  Specifically, they are willing to sell us all the water that we need.  One condition was that we get on the same page as our HOA.  We then met with the President and its board and had a meeting of the minds about the project.  When we are ready the city will apply to the state and we will apply with the city for a substitutionary water plan to put into effect while the main plan is going through water court.  These plans can take up to 5 years to approve, but the substitutionary water plan allows us to buy the water from the city as if it existed until such time as the main plan is approved.  There are other paths to go down.  For instance, we could look to truck the water, but this is not a good long-term plan for the amount of water CFC will need.

FL has Two Executed Leases with CFC and GPS – La Vita (First Lessees)

Colorado Flower Company	GPS La Vita, Inc. – Subsidiary of INCC (Publically Traded)
Leased them 37 acres at $10K/per acre ▪ 5 Year Renewable Lease is for $575K/month ▪ $370K for land ▪ $205K for All other ▪ Total Rent for Unit #1: $575K	▪ Lessee Land Only - $10K/per acres ▪ Lessee is paying for all grow house buildings – FL will buy building back in 3 years from Proceeds ▪ Total Rent for Lessee #2 – Unit #1: $345

FL's Capital Requirements for its Land Lease Silo - $3M

The Colorado Flower Company lease is set on the back 39.96 acres as shown above (Lessee #1).   The GPS, La Vita, Inc. lease is located adjacent to the 39.96 acres on the southern edge of the 200 acres known as Lot 19 in HOA Majors Ranch, La Vita CO (Lessee #2).  The beauty of this land is that it comes with relative little clearing required and is already zoned agricultural and legal to grow cannabis and hemp.  Colorado Flower Company, LTD will grow 3600 plants in accordance with a Tier 1 license and once they have been able to demonstrate to the state that they can sell it, they will be eligible to apply for a Tier 2 (6000 Plants) and then a Tier 3 license (10,000 Plants).

FL went to contract with a lease for Colorado Flower Company, LTD on Dec 1, 2014 allotting 37 acres for their grow facilities.  It is a 5-year lease with 2 three-year renewals.  The lease specifies $385,000 per month to FL for leasing the land and the structure.  $10,000 per month per acre plus $15,000 for the structure per month.  In the future as structures get added to the property we will lease each out for an additional $15,000 per month plus a management/consulting fee of approximately $333,333 per month per new facility.  On Jan 20, 2015 FL went to contract with GPS, La Vita, Inc. allotting 5 acres for their immediate grow facilities with the ability to scale up into 35 acres.  This lease is $10,000 per month per acre starting with the first 5 acres and FL reserves the right to participate in expansion, dollar for dollar, beyond the first 5 acres allotted.  This, too, is a 5 year lease with options to renew.

Revenue Centers from Land Lease Silo

Based on 3,600 acres plant grows, below are the two revenue centers and their break downs:

Revenue Centers by Units
	Revenue Center #1	Revenue Center #2
Define a Unit	Lessee's First Unit Rent	Lessee's Rent Units 2-8
Gross Revenue	$575,000 per month	$345,000 per month
Cost of Goods Sold	0	0
Gross Margin	$575,000	$345,000
Gross Margin %	100%	100%

Business Silo #2-Grow Houses

Overview of FL's Grow Houses

FL will enter the Cannabis growing business.  Each grow house requires a license.  To qualify to obtain a growing license, the majority owner (50.1%) must reside in the state (i.e., Colorado, Oregon, etc.).  Therefore, FL will do joint ventures with entrepreneurs who are specialist in Cannabis growing.  FL will provide the funding and land (depending on the location) for these grow houses.

What defines FL's Grow Houses Business Silo?

The primary market segments which FL's Grow House Silo will be selling are:

1.	Recreational Dispensaries which sell cannabis and secondary products in accordance with State and Local laws to the public. The tax structure and strain development is very different than the medicinal industry.

2.	Medicinal Dispensaries, which sell cannabis and secondary products to aid in the treatment or management of a physical condition and is prescribed to individual via a medical establishment. The product strains are developed for very specific conditions like hunger and pain management as well as seizure control. The focus of the strains makes it a very different pursuit than the recreational strain development.

3.	Pharmaceutical Science Labs which purchase raw plants and concentrates to further medicinal studies on cannabis.

4.	Cannabis Secondary Product Processors, which manufacture medical grade, concentrates, secondary, and retail end products for their own labels. These companies purchase the plants to extract the THC and transform process it into sell able secondary products for their own brand.

FL's Grow Houses – Solving the Industry's Problem

Some of the major problems facing current Grow Houses are:

1.	These businesses were started by inexperienced entrepreneurs who lacked Proper planning;
2.	The funding the needed
3.	The business expertise
4.	Changing laws
5.	The financial and banking challenges
6.	Initial negative public opinion; and
7.	Many entrepreneurs jumped into the industry because they loved the product, but did not know how to monetize the product correctly, efficiently and effectively.

FL will be able to address all of these problems and correct them with:

1.	Proper planning and education to the entrepreneurs
2.	Provide all of the necessary funding
3.	Provide the land and equipment needed
4.	Provide the back-office support including executive guidance to the Grow House Entrepreneur
5.	Provide buying discounts
6.	Assist with all building a national brand and all Sales and Marketing

FL's LOI and JV with Pueblo Flower Company, LLC.
FL has signed an LOI to do a joint venture with Pueblo Flower Company, LLC.  These grow experts have already established their expertise in this area. They have an accomplished business team that will be operational managers of this grow house.

FL's JV and Deal Structure with Pueblo Flower Company, LLC.

The terms of this lease Joint Venture are outlined below with $3M in funding in exchange for the following:

▪	49.9% equity ownership with a non-dilution clause (Note: currently, laws demand that out-of-state equity owners can only be minority shareholders)
▪	1 Board Seat – with the corporate bylaws set up requiring unanimous consent of the board
▪	Executive Oversight of all Operational and Financial Issues by FL's EVP's
▪	Quarterly Cash Distributions
▪	Annual Audits
▪	Pueblo's executive team will complete a comprehensive 5-Year business plan with financial projections

As FL is contributing initial outlay of capital for this company, the majority equity owners must also contribute capital back into the company for growth from their portion of the profit proceeds.  Therefore, upon the initial cash flow, the majority equity owners will reinvest $2.5M from their portion of the profits back into the company to equal out capital contributions on both from both parties. This capital contribution from the majority owners (out of the 50.1% owners) can be done over the course of the first 4 harvests (at 25% per cash distribution).

Pueblo's $3M Use of Proceeds

Pueblo's $3M Use of Proceeds includes:

▪	Purchase of Land
▪	Construction of Grow House and purchase of all Equipment
▪	Operating Capital

▪

Revenue Centers #3 from Grow House Silo

Based on 3,600 acres plant grows, below are the two revenue centers and their break downs.  Wholesale product pricing are estimated at $2,400 per pound; with Retail pricing at $4,000 per pound.

Business Silo #3 Dispensaries & Distribution Centers

FL's Dispensaries – Medical and Recreational and Their Products

FL's dispensaries will be both medical and recreational in nature.  The products must be separate and cannot be sold in the same dispensaries (depending on laws in each state).

In both types of dispensaries, FL will provide three major types of products:

1.	Cannabis buds (flowers)
2.	Foods – Infusible
3.	Oils, Waxes and other products

All dispensaries will be managed with the same basic format – regardless of if they are recreational or medical.  Their branding will be different and regionally, other brands may be developed (i.e., FL dispensaries verses Blunt Inc. dispensaries).  Additionally, to promote brand awareness and consistence, FL will seek to have all architecture and décor done in the same basic format in each dispensary.  FL will have security and testing of products available to consumers (depending on Medical or Recreational Dispensaries.

Initially, FL will have grow houses attached to their dispensaries (i.e., Blunt, Inc.).  However, until FL identifies new opportunities to fund or purchase individual dispensaries, FL will supply retail product to its dispensaries through their own onsite grow houses from land they purchased or leased.

FL signs an LOI with Blunt, Inc. for Recreational Dispensaries in Oregon
Blunt Inc. an Oregon company will do a joint venture with FL. Their business model includes having land with their own grow houses and then multiple dispensaries based. This Oregon based company's primary focus on the development and sales of recreational cannabis using a unique sales and marketing plan.  Blunt's business model is mirrored off the very successful beer distributor's model. Their unique sales and marketing plan calls for an aggressive branding and marketing campaign using celebrity spokes people and events with the cast members from hit show on Comedy Central "Workaholics" – a cannabis based comedy that his a hit show for the college aged community and cannabis-loving community.

FL's JV and Deal Structure with Blunt Inc.

The terms of this LOI and Joint Venture are outlined below with FL providing $3M in funding in exchange for the following:

▪	40% equity ownership with a non-dilution clause (Note: currently, laws demand that out-of-state equity owners can only be minority shareholders)
▪	1 Board Seat – with the corporate bylaws set up requiring unanimous consent of the board
▪	Executive Oversight of all Operational and Financial Issues by FL's EVP's
▪	Quarterly Cash Distributions
▪	Annual Audits
▪	Blunt's executive team will complete a comprehensive 5-Year business plan with financial projections

As FL is contributing initial outlay of capital for this company, the majority equity owners must also contribute capital back into the company for growth from their portion of the profit proceeds.  Therefore, upon the initial cash flow, the majority equity owners will reinvest $2.5M from their portion of the profits back into the company to equal out capital contributions on both from both parties. This capital contribution from the majority owners (out of the 50.1% owners) can be done over the course of the first 4 harvests (at 25% per cash distribution).

Blunt's $3M Use of Proceed

▪	Purchase of Land
▪	Construction of Grow House and purchase of all Equipment
▪	Operating Capital

Revenue Center #4 from Dispensaries Silo

Based on 3,600 acres plant grows, below is FL's 4th revenue center: Blunt Inc. Grow Houses and Dispensaries) and its breakdowns: medical and recreational.  As Blunt will be both growing the product and selling it in their dispensaries, the revenue shown is at a retail pricing at $4,000 per pound.

FL's Entrance into Dispensaries

FL will likely invest in dispensaries and manufacturing of waxes, oils and other infusible product in the near future.  However, for the sake of this business plan, no revenue is shown for dispensaries only, only Blunt Inc.'s JV that includes both (1) Real Estate and Grow Houses; and (2) their own brand of dispensaries in Oregon.

Business Silo #4 - Medical Businesses

The Medical Cannabis Industry Opportunities

Dating back to ancient Chinese medicine, there has long been a following of this "magical" herb, praised for its soothing and hallucinogenic qualities [Source: Guy, Whittle and Robson]. Though recreational use of the drug is still illegal in the U.S., the popularity of the drug for medicinal purposes is on the rise. With more states legalizing medical cannabis each year – currently 20+ states and the District of Columbia have passed legislation governing the drug's use for medical purposes the substance is increasingly being used to help treat these five common ailments.

There are two types of receptors in our body that allows us to take in the effects of medical cannabis - CB1 receptors that are found primarily in the brain, spinal cord, and periphery and CB2 receptors that are found on the immune tissues [source: McCarberg, Bill M.D.]. When coming into contact with cannabis, our body produces molecules (called endocannabinoids) that interact with these CB1 and CB2 receptors which produces the euphoric state that helps to dull our senses to various symptoms [source: McCarberg, Bill M.D.].

One common use of medical cannabis is to ease the symptoms of nausea. In trials conducted by National Cancer Institute, two FDA-approved cannabis-based drugs, dronabinol and nabilone, helped to reduce chemotherapy-related nausea and vomiting in cancer patients. When taken orally, the drugs "worked as well as or better than some of the weaker FDA-approved drugs to relieve nausea and vomiting" [source: National Cancer Institute].

States around the country — more than 20+ in total — have legalized medical marijuana. Experts have been changing their minds too — recently, CNN's chief medical correspondent Sanjay Gupta reversed his opinion on medical marijuana.  While recreational pot usage is controversial, many people agree with Gupta's new stance, and believe that the drug should be legal for medical uses.

And even though the benefits of smoking pot may be overstated by advocates of marijuana legalization, new laws will help researchers study the drug's medicinal uses and better understand how it impacts the body.  Currently only 6% of studies on marijuana analyze its medicinal properties. Keep in mind, though, that there are negative effects of smoking too much pot or using it for non-medicinal purposes. When overused or abused, pot can lead to dependency and mess with your memory and emotions.

There are at least two active chemicals in marijuana that researchers think have medicinal applications. Those are Cannabidiol (CBD) — which seems to impact the brain without a high— and tetrahydrocannabinol (THC) — which has pain relieving (and other) properties.  Also keep in mind that some of these health benefits can potentially be gained by taking THC pills like Dronabinol, a synthetic form of THC, which in some ways might be more effective than smoked marijuana. (Source: Randy Astaiza).

Medical Uses of Cannabis

There are proven medical benefits to Cannabis use including:

▪	It can be used to treatGlaucoma.
▪	Cannabis reduces some of theawful pain and nausea from chemo, and stimulates appetite.
▪	It may help reverse thecarcinogenic effects of tobacco and improve lung health.
▪	It can help controlepileptic seizures.
▪	It often helps enormously withchronic pain
▪	Decreases the symptoms of a severe seizure disorder known asDravet's Syndrome.

▪	A chemical found in marijuanastops cancer from spreading.
▪	It may decreaseanxiety.
▪	THC slows the progression ofAlzheimer's disease.
▪	The drug eases the pain ofmultiple sclerosis.
▪	Other types ofmuscle spasms could be helped too.
▪	It lessens side effects from treatinghepatitis C and increases treatment effectiveness.
▪	Marijuana treatsinflammatory bowel diseases.
▪	It relievesarthritis discomfort.
▪	It helps yourmetabolism.
▪	It improves the symptomsof Lupus, an autoimmune disorder.
▪	While not really a health benefit, marijuanaspurs creativity in the brain.
▪	Marijuana might be able to help withCrohn's disease.
▪	Pot soothes tremors for people withParkinson's disease.
▪	Marijuana helps veterans suffering fromPTSD.
▪	Marijuana protects the brain after astroke.
▪	It might protect the brain fromconcussions and trauma.
▪	It can helpeliminate nightmares.

FL's Medical Marijuana will target Research and Product Development Businesses

FL's will be identifying and targeting investment opportunities in the medical marijuana (Cannabis) space.  These investment opportunities may be in research or product development.

The merits of each investment opportunity will be judged on an individual basis.  However, given recent findings in the medical marijuana space, FL anticipates that this will be a growing and very lucrative investment opportunity given the increasing number of states that are legalizing its use for medicinal purposes.

Business Silo #5 – Entertainment

FL Plans to enter into the Entertainment Arena of the Cannabis Industry

With Cannabis only recently being legalized for recreational use, there are very few entertainment based destination venues that cannabis users can go to legally to utilize the product in public environments.  FL is developing a business model that will bring together fun and product sales.  We call this project: FutureLand.

Creating a Destination devoted to Cannabis.  This Entertainment Venue will include celebrity endorsements and branding with the following:

1.	Gated/Private – Daily Cover Charge
2.	Cannabis Dispensaries
3.	Cannabis Gift Shops
4.	Multiple Restaurants / Food Courts
5.	Open Areas for Product Use including Hookah Bars (Alcohol served if legal)
6.	Adult Video Arcade
7.	Comedy Theater
8.	Movies with food served
9.	Chucky Cheese®-like games
10.	Gardens and outdoor area for customers
11.	Out-door Amp theater for concerts
12.	Nearby Lodging – adjacent to Park

Market Conditions

FutureLand is poised to take advantage of two rapidly growing industry: cannabis.

Cannabis Market Growth and Current Trends

Since the launch of FutureLand, there have been a series of events that have help further shape the development of the cannabis and mobile technology industries:

•	On August 29, 2013, Deputy Attorney General James Cole issued a memo ("The Cole Memo") in response to certain states passing measures to legalize the medical and adult-use of cannabis. The Cole Memo does not alter the Department of Justice's authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law, but does recommend that U.S. Attorneys to focus their time and resources on certain priorities, rather than businesses legally operating under state law. These guidelines focus on ensuring that cannabis does not cross state lines, keeping dispensaries away from schools and public facilities, strict-enforcement of state laws by regulatory agencies, among other priorities.
•	On January 1, 2014, the first sales of cannabis for adult-use permissible under state law took place in Colorado. This event resulted in significant media coverage for the industry. Since that time, three other states have made adult-use permissible under their state law and several states have ballot proposals pending at upcoming elections.

On February 14, 2014, the Departments of Justice and Treasury issued a joint memo allowing banks and financial institutions to accept deposits from dispensaries operating legally under state law. In most cases, dispensaries had been forced to operate on a cash basis, presenting significant security and accounting issues. This was a major step in legitimizing and accepting the cannabis industry on a national level.

Current States with Laws Permitting the Medical or Adult Use of Cannabis

As of June 30, 2015, 23 states and the District of Columbia have passed laws allowing some degree of medical use of cannabis, while four of those states and the District of Columbia have also legalized the adult-use of cannabis. The states which have enacted such laws are listed below:

State	Year Passed
1. Alaska*	1998
2. Arizona	2010
3. California	1996
4. Colorado*	2000
5. Connecticut	2012
6. District of Columbia*	2010
7. Delaware	2011
8. Hawaii	2000
9. Illinois	2013
10. Maine	1999
11. Maryland	2014
12. Massachusetts	2012
13. Michigan	2008
14. Minnesota	2014
15. Montana	2004
16. Nevada	2000
17. New Hampshire	2013

2010
19. New Mexico	2007
20. New York	2014
21. Oregon*	1998
22. Rhode Island	2006
23. Vermont	2004
24. Washington*	1998

* State has enacted laws permitting the adult use of cannabis, in addition to medical use.

Public Support for Legalization Increasing

A Gallup poll conducted in October 2013 found that 58% of the American people supported legalizing the adult-use of cannabis, an increase of 22% from 2005 alone. This is the first time in American history the majority of registered voters support the full legalization of cannabis for adult-use. Moreover, of 67% participants aged 35 and below voted in support of recreational adult-use, setting the trend for years to come.

A 2013 ArcView Market Research report predicts an additional 14 states will legalize the adult-use of cannabis and two states will legalize medical-use within the next five years. If public support for cannabis legalization continues to increase, we believe it is likely that Federal policies towards marijuana will be reformed. The combination of additional states legalizing adult-use under state law, expansion of medical-use provisions in states where it is currently permitted under state law and increased public awareness is projected to cause marijuana sales permitted under state law to grow from $1.43 billion in 2013 to $10.2 billion in 2018, according to ArcView Market Research.

Market Conditions that Could Limit Our Business

Cannabis is a Schedule I Controlled Substance under Federal law and, as such, there are several factors that could limit our market and our business. They include, but are not limited to:

•	The Federal government and many private employers prohibit drug use of any kind, including cannabis, even where it is permissible under state law. Random drug screenings and potential enforcement of these employment provisions significantly reduce the size of the potential cannabis market;
•	Enforcement of Federal law prohibiting cannabis occurs randomly and often without notice. This could scare many potential investors away from cannabis-related investments and makes it difficult to make accurate market predictions;
•	There is no guarantee that additional states will pass measures to legalize cannabis under state law. In many states, public support of legalization initiatives is within the margin of error of pass or fail. This is especially true when a supermajority is needed to pass measures, like in Florida where a state constitutional amendment permitting medical cannabis has been proposed, but requires 60% approval to pass. Changes in voters' attitudes and turnout have the potential to slow or stop the cannabis legalization movement and potentially reverse recent cannabis legalization victories;
•	There has been some resistance and negativity as a result of recent cannabis legalization at the state level, especially as it relates to drugged driving. The lack of clearly defined and enforced laws at the state level has the potential to sway public opinion against marijuana legalization; and
•	Even if the Federal government does not enforce the Federal law prohibiting cannabis, the legality of the state laws regarding the legalization of cannabis are being challenged through lawsuits. Oklahoma and Nebraska recently sued Colorado over the legalization of cannabis, and other lawsuits have been brought by private groups and local law enforcement officials. If these lawsuits are successful, state laws permitting cannabis sales may be overturned and significantly reduce the size of the potential cannabis market and affect our business.

Employees and Consultants

FutureLand has 2 full-time employees and one full time independent contractor.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a legal action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us that could cause us to cease operations.

Government Regulation

Marijuana is a categorized as a Schedule I controlled substance by the Drug Enforcement Agency and the United States Department of Justice and is illegal to grow, possess and consume under Federal law. However, since 1995, 23 states and the District of Columbia have passed state laws that permit doctors to prescribe cannabis for medical-use and four states and the District of Columbia have enacted laws that legalize the adult-use of cannabis for any reason. This has created an unpredictable business-environment for dispensaries and collectives that legally operate under certain state laws but in violation of Federal law. On August 29, 2013, United States Deputy Attorney General James Cole issued the Cole Memo to United States Attorneys guiding them to prioritize enforcement of Federal law away from the cannabis industry operating as permitted under certain state laws, so long as:

•	cannabis is not being distributed to minors and dispensaries are not located around schools and public buildings;
•	the proceeds from sales are not going to gangs, cartels or criminal enterprises;
•	cannabis grown in states where it is legal is not being diverted to other states;
•	cannabis-related businesses are not being used as a cover for sales of other illegal drugs or illegal activity;
•	there is not any violence or use of fire-arms in the cultivation and sale of marijuana;
•	there is strict enforcement of drugged-driving laws and adequate prevention of adverse health consequences; and
•	cannabis is not grown, used, or possessed on Federal properties.

The Cole Memo is meant only as a guide for United States Attorneys and does not alter in any way the Department of Justice's authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law. We believe and have implemented procedures and policies to ensure we are operating in compliance with the "Cole Memo". However, we cannot provide assurance that our actions are in full compliance with the Cole Memo or any other laws or regulations.

Patents and Trademarks

We may apply for trademarks as we progress as a company.

Legal Proceedings

We are not currently a party to any legal proceedings, and we are not aware of any pending or potential legal actions.

Sources and Availability of Raw Materials

We do not use raw materials in our business

Seasonal Aspect of our Business

None of our products are affected by seasonal factors.

DESCRIPTION OF PROPERTIES

We are a Colorado corporation. Our address is 8400 E. Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111. Our telephone number is (720) 370-3558 and our website is www.futurelandcorp.com. Our HQ office is at 10901 Roosevelt Blvd, Suite 1000c, Saint Petersburg, FL 33716. We share 13,500 sf of office space with FutureWorld Corp. at no expense. Our office in Greenwood Village, Colorado is an executive space that costs approximately $100 per month to maintain. We are considering relocating to a bigger space with the completion of this offering. FL also owns 239.96 Acres in La Vita, Colorado in Huerfano County.

We believe that our facilities are adequate for our current needs and that, if required, we will be able to locate suitable new office space and obtain a suitable replacement for our executive and administrative headquarters.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead any third party to initiate material legal proceedings against us.

Reports to Security Holders

We are required to file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are available to you free of charge at the SEC's web site at www.sec.gov. We are an electronic filer with the SEC and, as such, our information is available through the Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This information may be found at www.sec.gov and posted on our website at investors.Futurelandcorp.com.

LEADERSHIP

Directors and Executive Officers

The names and ages of our Directors and Executive Officers are set forth below. Our By-Laws provide for not less than one and not more than nine Directors. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Name	Age	Position and Term
Cameron Cox	41	Director (Since 2014), Chief Executive Officer (Since 2014)

Sam Talari	53	Director & Chairman (Since 2014)

John Verghese	55	Director (Since 2015), Chief Technology Officer (Since 2015)

Cameron Cox, Chief Executive Officer, and Director

Cameron Cox is the co-founder, CEO, and Board member of FutureLand since our inception. He is responsible for executing our strategic business development. Mr. Cox is a business entrepreneur with a wide bastion of knowledge to draw upon from many different walks of life.  A real estate expert and developer he brings ground level pragmatism to the field of dreams.  He has been involved in hundreds of millions of dollars of real estate projects from mixed use, to condos/residential, marinas, mobile home parks, hotels, stand-alone commercial boxes and land deals with a focus on arbitrage.  Mr. Cox has held a real estate license in the state of Florida since

 2001.

President of multiple companies from Real Estate Development to 1031 Exchange Services to Business Consulting and more.  Mr. Cox has served as VP of Business Development for HempTech Corp and currently serves as Vice-President of FutureWorld Corp. (FWDG) and CEO of FutureLand Corp. (FUTL).  FutureWorld Corp. won product of the year after 94 days from launch of their THC/CBD home potency test kit at the Cannabis Business Awards in Denver 2014 through its subsidiary CBScientific.  Mr. Cox is a consummate venture capitalist and advocate of the oncoming "Green Rush".  He envisions an untapped American oncoming potential to rival anything we have seen, or are likely to see, this century or the next.  A U.S. Army Vet, and graduate of Michigan State University with a BA in Communication, he also attended Westminster Theological Semi nary for a MDIV and University of South Florida for a MBA.

Sam Talari – Chairman of the Board

Mr. Talari, raised as an entrepreneur, found his calling in incubating exciting leading edge technology companies in private and public sector, with a unique business plan merging the boundaries between a hedge fund and a VC. Mr. Talari has been the Chief Executive Officer of FutureWorld Corp. since November 21, 2005. Mr. Talari served as the Acting Chief Executive Officer at Infrax Systems, Inc. since November 21, 2008 and Chief Operating Officer until October 2009 and served as its Interim President. Mr. Talari founded and manages FutureTech since 2001 and Talari Industries since 2008. He serves as a Director at PowerCon Energy Systems, Inc, and Chairman & CEO of Lockwood Technology. He studied Computer Science and Mathematics at the University of New Hampshire. Mr. Talari holds a Bachelor's Degree in Computer Science, Engineering, and Mathematics from University of Lowell.

John Verghese-CTO, Board Member

Seasoned telecommunication expert with 23+ years of experience in building and operating local and wide area networks.  Well rounded in all the functional areas of the telecom industry from planning, engineering and operations to sales and customer support.  Extensive experience working for a local power utility to provide voice, video and data communications to corporate facilities, power plants and substations.  He also now serves as President and CEO of HempTech Corp, a global leader in solutions to the cannabis industry.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years, except as noted, in any of the following:

•	A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner, or any corporation or business association of which he was an executive officer, all at or within two years before the time of such filing,
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),
•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
•	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.
•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.
•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Corporate Governance

The Company's Board of Directors is composed of three members: Sam Talari, who serves as Chairman of the Board, Cameron Cox and John Verghese. Talari is not "independent" as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Exchange Act, as amended. Moving forward, at such time the Board of Directors deems additional independent directors desirable, or that we are required to have additional independent directors, either as a result of our future listing on the NASDAQ Capital Market, or a similar market or exchange, or that we are otherwise required by applicable law to have independent directors, we will promptly take steps to appoint such independent directors.

We do not have any standing audit, nominating and compensation committees of the Board of Directors, or committees performing similar functions. All Board actions have been taken by Written Action rather than formal meetings.

In lieu of an Audit Committee, the Company's Board of Directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company's independent public accountants. The Board of Directors reviews the Company's internal accounting controls, practices and policies.

Moving forward, at such time as the Board of Directors believes that nominating, compensation or audit committees are necessary or desirable, or that we are required to have such committees, either as a result of our future listing on the NASDAQ Capital Market or a similar market or exchange, or otherwise as required by law, we will take steps to form such committees and adopt charters as may be required to comply with all applicable rules and regulations.

We currently have a Code of Ethics applicable to our principal executives, financial and accounting officers. A copy of the Code is available at our investor website: www.futurelandcorp.com/investors

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at 8400 E. Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111, Attention: Legal. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Certain Relationships and Related Transactions

Except as described herein (or within the section entitled Executive Compensation of this prospectus), none of the following parties (each a "Related Party") has, in our fiscal year ended March 2015, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our directors or officers;

any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

On August 5, 2015, the Company approved the issuance of 2,800,000 shares of common stock to Cameron Cox, our Chief Executive Officer and Director, per employment agreement with Mr. Cox as a co-founder of the company in exchange for his services as a grant.

On September 9, 2015, the Company approved the issuance of 170,000 shares of common stock to Cameron Cox, our Chief Executive Officer and Director, per employment agreement, for back wages. The market value of the issued shares is $51,000 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued.

EXECUTIVE COMPENSATION

Named Executive Officers

Our "named executive officers" for the 2015 fiscal year consisted of the following individuals:

Cameron Cox, our Chief Executive Officer

John Verghese, our Chief Technology Officer

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Chief Executive Officer and our two most highly compensated executive officers who occupied such position at the end of our last fiscal year for all services rendered in all capacities to us during the previous two fiscal years.

Name & Principal Position	Year	Salary $	Bonus $	Stock Awards (5) $	Option Awards (1)(5) $	Non-Equity Incentive Plan Compensation $	All Other Compensation $	Total $
Cameron Cox Chief Executive Officer, Director	2014 2015	- $80,000	- -	-	-	- -	- -	- $80,000

Outstanding Equity Awards at March 31, 2015 Fiscal Year End

No named executive officer had unexercised outstanding equity awards at December 31, 2015.

Narrative Disclosure to Summary Compensation and Option Tables

On April 1, 2015, we entered into an agreement with Cameron Cox, our Chief Executive Officer and Director, to provide services to us. For his services for a term of four years, Mr. Cox received compensation of $6,666 per month, and was provided a stock award of 2,800,000 shares.

Equity Compensation Plan Information

Information on the 2015 Plan is available in the section of this prospectus entitled "Market for Common Stock" found above.

Director Compensation

Our interested directors do not receive additional compensation for their service as directors.

The following table shows for the fiscal year ended December 31, 2015, certain information with respect to the compensation of all non-employee directors of the Company:

Name		Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
Sam Talari	(2)	$0	$0	$0	$0
John Verghese	(2)	$0	$0	$0	$0

(1)	These amounts are the aggregate fair value of the equity compensation paid to our directors during the fiscal year. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 3 to our consolidated financial statements contained in this Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards.

(2)	Mr. Talari and Mr. Verghese joined the Company's Board of Directors on April 1, 2015.

Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by applicable law against all liability and loss suffered and expenses (including attorneys" fees) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We shall be required to indemnify a director or officer in connection with an action or proceeding commenced by such director or officer only if the commencement of such action or proceeding by the director or officer was authorized in advance by the Board of Directors.

We do not currently maintain director's and officer's liability insurance but we may do so in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of common stock by: (i) each director, (ii) each of the executive officers of the Company, (iii) all current directors and executive officers as a group, and (iv) each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

Unless otherwise indicated in the footnotes to the table, all information set forth in the table is as of September 30, 2015, and the address for each director and executive officer of the Company is: c/o FutureLand Corp., 3637 4th Street North, Saint Petersburg, FL 33704. The addresses for the greater than 5% stockholders are set forth in the footnotes to this table.

	Common Stock
	Number of Shares Beneficially Owned (1)		Percentage Outstanding (2)
Directors and Officers
Cameron Cox	2,800,000		8.64%
John Verghese	0		0%
Sam Talari	10,000,000	(3)	30.87%

All directors and named executive officers as a group (3 persons)	12,800,000		39.51%

5% Stockholders
FutureWorld Corp (4)	17,845,280 (5)		55.1%

(1)	The Company believes that each stockholder has sole voting and investment power with respect to the shares of common stock listed, except as otherwise noted. The number of shares beneficially owned by each stockholder is determined under rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes (i) any shares as to which the person has sole or shared voting power or investment power and (ii) any shares which the individual has the right to acquire within 60 days after September 30, 2015 through the exercise of any stock option, warrant, conversion of preferred stock or other right, but such shares are deemed to be outstanding only for the purposes of computing the percentage ownership of the person that beneficially owns such shares and not for any other person shown in the table. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of common stock.

(2)	Based on 32,397,930 shares of common stock outstanding as of December 31, 2015.

(3)	Sam Talari own the shares under the corporate name of Talari Industries, LLC. Mr. Talari hold 100% control of the Talari Industries, LLC. The address of Talari Industries, LLC is as follows: Talari Industries, LLC 3637 4th Street North, #330, ST. Pete FL 33704.

(4)	(5)	FutureWorld Corp was the previous parent company of FutureLand. FutureWorld received 17,845,280 of common stock of the FutureLand Corp from Aegea after the merger. Mr. Talari is the CEO of FutureWorld Corp and has majority voting power and control of the company.

DESCRIPTION OF PURCHASE AGREEMENT

General

On April 08, 2016, we entered into the Purchase Agreement with Kodiak Capital and entered into a registration rights agreement (the “Registration Rights Agreement”) with Kodiak Capital. Pursuant to the terms of the Registration Rights Agreement, we agreed to register for resale all of the shares that may be issued to Kodiak Capital under the Purchase Agreement.

Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended (the “Securities Act”) the shares that may be issued to Kodiak Capital upon conversion under the Purchase Agreement.

We do not have the right to commence any sales to Kodiak Capital under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. Thereafter, we may, from time to time and at our sole discretion, direct Kodiak Capital to purchase shares of our common stock. The purchase price per share will be equal to 70% of the lowest closing bid price of the common stock for the five consecutive trading days immediately following our request for Kodiak Capital to purchase the shares.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, we may direct Kodiak Capital to purchase up to $1,000,000 shares of our common stock. The closing of the sale of the shares will occur on the sixth trading day following our request for Kodiak Capital to purchase the shares. The purchase price per share will be equal to 70% of the lowest closing bid price of the common stock for the five consecutive trading days immediately following our request for Kodiak Capital to purchase the shares (the “Valuation Period”). There is no minimum amount that we may require Kodiak Capital to purchase at any one time. The Company may not require Kodiak Capital to purchase shares under the Purchase Agreement if such purchase would result in Kodiak Capital’s beneficial ownership exceeding 9.99% of the outstanding common stock. Other than as set forth above, there are no trading volume requirements or restrictions under Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Kodiak Capital under the Purchase Agreement.

Conditions to Sales

Under the Purchase Agreement, the following conditions must be satisfied in order for us to sell shares of our common stock to Kodiak Capital:

●	The registration statement of which this prospectus forms a part, and any amendment or supplement thereto, must be effective for the sale by Kodiak Capital of the shares to be purchased by it, and (i) neither we nor Kodiak Capital have received notice that the SEC has issued or intends to issue a stop order with respect to the registration statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, or intends or has threatened to do so and (ii) there is no other suspension of the use or withdrawal of the effectiveness of the registration statement or this prospectus.

●	Our representations and warranties contained in the Purchase Agreement must be true and correct in all material respects (except for representations and warranties specifically made as of a particular date), except for any conditions that have temporarily caused any representations or warranties to be incorrect and which have been corrected with no continuing impairment to us or the Kodiak Capital.

●	We must have performed in all material respects all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us.

●	No statute, rule, regulation, executive order, decree, ruling or injunction has been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Purchase Agreement, and no proceeding has been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Purchase Agreement.

●	The trading of our common stock has not been suspended by the SEC, the principal trading market for our common stock or Financial Industry Regulatory Authority, Inc. and our common stock has been approved for listing or quotation on and has not been delisted from such principal market.

●	The number of shares of our common stock to be purchased by Kodiak Capital at a particular closing may not exceed the number of shares that, when aggregated with all other shares of common stock then beneficially owned by it, would result in Kodiak Capital owning more than 9.99% of all of our outstanding common stock.

●	We must have no knowledge of any event more likely than not to have the effect of causing the registration statement of which this prospectus forms a part to be suspended or otherwise ineffective.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Kodiak Capital to terminate the Purchase Agreement.

No Short-Selling by Kodiak Capital

Kodiak Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All shares of common stock registered in this offering are expected to be freely tradable. The sale by Kodiak Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.

It is anticipated that shares registered in this offering under issuable under the Purchase Agreement will be sold over a period commencing on the date that the registration statement including this prospectus becomes effective through the one-year anniversary thereafter. Kodiak Capital may ultimately purchase all, some or none of the shares of common stock not yet issued but registered in this offering. If we sell these shares to Kodiak Capital, Kodiak Capital may sell all, some or none of such shares. Therefore, sales to Kodiak Capital by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Kodiak Capital under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Kodiak Capital may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Kodiak Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Kodiak Capital to purchase up to $1,000,000 of our common stock. Depending on the price per share at which we sell our common stock to Kodiak Capital, we may be authorized to issue and sell to Kodiak Capital under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Kodiak Capital under this prospectus is dependent upon the number of shares we direct Kodiak Capital to purchase under the Purchase Agreement.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of May 16, 2016, by the selling stockholder prior to the offering contemplated by this prospectus, the number of shares the selling stockholder is offering by this prospectus and the number of shares it would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with rules of attribution as promulgated by the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 32,397,930 shares of our common stock issued and outstanding as of May 16, 2016. The selling stockholder does not hold any options, warrants or other securities exercisable for or convertible into shares of our common stock.

Selling stockholders	Shares Beneficially Owned Before this Offering (1)	Percentage of Outstanding Shares Beneficially Owned Before this Offering (1)	Shares to be Sold in this Offering (2)	Number Of Shares Beneficially Owned After this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering (3)
Kodiak Capital Group, LLC (4)	-	-	1,000,000	-	-

(1)	Based on 32,397,930 outstanding shares of our common stock as of May 16, 2016.

(2)	Because the actual date and price per share for the Company’s put right under the Purchase Agreement is unknown, price and purchase price under the Purchase Agreement are unknown. Accordingly, the actual shares issuable pursuant the Purchase Agreement may be more or less than the amount of shares being registered herein.

(3)	Based on 34,397,930 outstanding shares should all shares registered hereunder be issued.

(4)	A Delaware limited liability company owned and controlled by Ryan C. Hodson. Kodiak Capital Group, LLC is not a broker-dealer or affiliate of a broker dealer. The address of this selling shareholder is 260 Newport Center Drive, Newport Beach, CA 92660.

Except for the Purchase Agreement and other documents ancillary thereto, and the shares as described in this prospectus, there is no prior or existing material relationship between us or any of our directors, executive officers, or control persons and the selling stockholder.

PLAN OF DISTRIBUTION

Equity Purchase Agreement / Registration Rights Agreement

On April 08, 2016, we entered into an Equity Purchase Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC in order to establish a possible source of funding for us.

Under the Equity Purchase Agreement, Kodiak has agreed to provide us with up to $1,000,000 of funding during the period beginning on the effective date of this prospectus and ending on the one-year anniversary thereof. 2,000,000 shares of our common stock are being registered pursuant to this prospectus pursuant to a Put Notice(s) under the Purchase Agreement. During this period, we can deliver a put under the Equity Purchase Agreement by selling shares of our common stock to Kodiak and Kodiak will be obligated to purchase the shares. A put transaction must close before we can deliver another put notice to Kodiak.

We may request a put by sending a put notice to Kodiak, stating the amount of the put. During the five trading days following a notice, we will calculate the amount of shares we will sell to Kodiak and the purchase price per share. The number of shares of Common Stock that Kodiak shall purchase pursuant to each put notice shall be determined by dividing the amount of the put by the purchase price.

The purchase price per share of common stock will be set at eighty percent (70%) of the lowest closing bid price of our common stock during the pricing period, which is five consecutive days following a put notice.

There is no minimum amount we can put to Kodiak at any one time. Upon effectiveness of the Registration Statement, the Company shall deliver instructions to its transfer agent to issue shares of Common Stock to Kodiak free of restrictive legends on or before each closing date.

Pursuant to the Purchase Agreement, Kodiak and its affiliates shall not be issued shares of our common stock that would result in its beneficial ownership equaling more than 9.99% of our outstanding common stock.

Kodiak will not engage in any “short-sale” (as defined in Rule 200 of Regulation SHO) of our common stock at any time during this Agreement. On April 08, 2016, we entered into a Registration Rights Agreement with Kodiak requiring, among other things, that we prepare and file with the SEC a Registration Statement on Form S-1 covering the shares issuable to Kodiak under the Equity Purchase Agreement.

As per the Equity Purchase Agreement, none of Kodiak’s obligations thereunder are transferrable and may not be assigned to a third party.

Kodiak Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Purchase Agreement.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stocks under the Exchange Act. The shares may remain penny stocks for the foreseeable future. The classification of our shares as penny stocks makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in FutureLand Corp will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document approved by the SEC, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M of the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling stockholder that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling stockholder of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

Our authorized common stock consists of 1,000,000,000 shares, no par value per share, of which 990,000,000 is authorized common stock and 100,000,000 authorized preferred stock of which 32,397,930 shares of common were issued and outstanding and 3,000 shares of preferred series B were issued and outstanding as of December 31, 2015.

Common Stock:

General

The following description of our common stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. Except as otherwise required by Delaware law, the holders of our common stock possess all voting power. Pursuant to Delaware law, directors of the Company are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election. According to our bylaws, in general, the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on any matter, is to be the act of our stockholders. Our bylaws provide that a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of our stockholders. Our bylaws also provide that any action which may be taken at any annual or special meeting of our stockholders may be taken without a meeting if a written memorandum, setting forth the action so taken, is signed by all of the holders of outstanding shares of our common stock.

Dividend Rights

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We have not paid any dividends since our inception and we do not anticipate that dividends will be paid in the foreseeable future.

Miscellaneous Rights and Provisions

In the event of our liquidation, dissolution or winding up, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all liabilities, subject to rights, if any, of the holders of any of our other securities.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Our common stock, after the fixed consideration thereof has been paid or performed, are not subject to assessment, and the holders of our common stock are not individually liable for the debts and liabilities of our company.

Our bylaws provide that our Directors may amend our bylaws by a majority vote of Directors or a majority vote of our shareholders.

Preferred Stock

The Company has two classes of preferred stock authorized. As of the date of this prospectus, Preferred stock, No par value; 100,000,000 shares authorized; Series A convertible preferred Stock, no par value; 200,000 shares authorized, no shares issued and outstanding at December 31, 2015. Series B convertible preferred Stock, no par value; 20,000 shares authorized, 3,000 shares issued and outstanding at December 31, 2015. Each Series B Convertible Preferred Stock is entitled to vote, on a one for one million basis, with the holders of our common stock on all corporate matter on which common shareholders are entitled to vote and each share is convertible into one share of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Certain provisions of Colorado Law, allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Neither our Certificate of Formation nor or Bylaws provide specifically for indemnification of officers or directors, and as such we may only provide such indemnification as is provided for in Colorado Law.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our director, officer and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon by the law firm of Securus Law Firm, Tampa, Florida.

EXPERTS

The audited financial statements for the years ended December 31, 2015 included in this Prospectus and the Registration Statement have been audited by Turner, Stone & Company, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Securus Law Firm, Tampa, Florida.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s World Wide Web address is http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. We make available through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the Securities and Exchange Commission. Our website is located at http://www.indoorharvest.com. You can also request copies of such documents, free of charge, by contacting the company at 10901 Roosevelt Blvd, Suite 1000c, Saint Petersburg, FL 33716, Attention: Cameron Cox.

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

FUTURELAND, CORP. AND SUBSIDIARIES

(FORMERLY AEGEA, INC.)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

CONTENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements:

Consolidated Balance Sheets - As of December 31, 2015 and 2014	F-3

Consolidated Statements of Operations -
For the Years Ended December 31, 2015 and 2014	F-4

Consolidated Statements of Changes in Stockholders' Deficit -
For the Years Ended December 31, 2015 and 2014	F-5

Consolidated Statements of Cash Flows –
For the Years Ended December 31, 2015 and 2014	F-6

Notes to Consolidated Financial Statements	F-7 to F-16

Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

FutureLand, Corp. and subsidiaries

Saint Petersburg, Florida

We have audited the accompanying consolidated balance sheet of FutureLand, Corp. and subsidiaries (the “Company”), as of December 31, 2015 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FutureLand, Corp. and its subsidiaries as of December 31, 2015 and the results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company requires a substantial amount of additional financing to further implement its business plan and continue operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Colorado

April 14, 2016

(FORMERLY AEGEA, INC.)
Consolidated Balance Sheets

	December 31,
	2015	2014
Assets

Current Assets:
Cash	$(92)	$0
Vacant land deposit	4,000	0
Total Current Assets	3,908	0
Other Assets Land	60,251	0
Construction in Progress	4,543	0
Provisional Goodwill	3,801,036	0
Related Party Receivable	3,450,000	0
Total Assets	$7,319,738	$0

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
Accounts payable	$42,338	$86,633
Accrued expenses	94,435	27,829
Short-term loans - related parties	113,636	76,807
Convertible debenture payable, net of premium and discount	72,750	191,273
Accrued interest	0	27,454
Line of credit - related party	0	250,000
Accrued interest - related party	0	126,852
Derivative liability	0	10,912
Total Liabilities	323,636	797,219

Stockholders' Equity (Deficit):
Preferred stock, No par value; 100,000,000 shares authorized;
Series A convertible preferred Stock, no par value; 200,000 designated No shares issued & outstanding at December 31, 2015 and 2014, respectively	-	-
Series B convertible preferred Stock, No par value; 20,000 designated 3,000 shares issued &outstanding at December 31, 2015 and 2014, respectively	6,450	2,150
Common stock, no par value; 1,000,000,000 shares authorized, 32,397,930 and 298,812 shares issued and outstanding as of December 31, 2015 and 2014, respectively	1,019,597	1,012,846
Additional paid-in capital	9,727,395	764,934
Accumulated deficit	(3,666,864)	(2,577,149)

Total Stockholders' Equity (Deficit)	7,086,578	(797,219)

Total Liabilities and Stockholders' Equity (Deficit)	$7,319,738	$0
See accompanying notes to consolidated financial statements.

(FORMERLY AEGEA, INC.)
Consolidated Statements of Operations

	For the Year Ended December 31,
	2015	2014

Revenue	$-	$-

Operating Expenses:
General and administrative	41,058	69,895
Salaries and Benefits	944,720
Professional fees	96,474	329,222
Research and development expenses	0	42,113
Total Operating Expenses	1,082,252	441,230

Loss from Operations	(1,082,252)	(441,230)

Other Income (Expenses):
Gains on settlement of liabilities	0	7,913
Interest expense	(6,534)	(135,158)
Change in fair value of derivative liability	0	5,082

Total Other Expenses	(6,534)	(122,163)

Net Loss	$(1,088,786)	$(563,393)

Net Loss Per Common Share:
Basic	$(0)	$(1.89)

Weighted Average Number of Common Shares Outstanding:
Basic	19,395,997	298,032

See accompanying notes to consolidated financial statements.

(FORMERLY AEGEA, INC.)
Consolidated Statements of Cash Flows

	For the Year ended December 31,	________
	2015	2014

Cash Flows from Operating Activities:
Net loss	$(1,084,790)	$(563,393)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	810,500	100,940
Contributed rent and services	-	141,506
Amortization of discount and premium related to convertible debt	27,308	66,472
Change in fair value of derivative	-	(5,082)
Security-Retainer Deposit	(4000)	-
Shares issued for accrued interest	-	-
Gain on debt conversion	-	(52)
Changes in operating assets and liabilities:
Accounts payable	42,337	(36,901)
Accrued expenses	87,900	541
Accrued interest - debenture payable	6,534	23,685
Accrued interest - related party	-	45,001

Net Cash Used in Operating Activities	(114,211)	(227,283)

Cash Flows from Investing Activities:
Acquisition of cash in recapitalization	-	-
Payment for vacant land deposit	-	-
Refund of vacant land deposit `	-	250,000

Net Cash Provided by (Used in) Investing Activities	-	250,000

Cash Flows from Financing Activities:
Proceed from convertible debentures	140,000	52,000

Proceed from short-term loans - related party	51,619	162,915
Repayment of short-term loans	(37,500)	(246,108)
Repayment of short-term loans - related party	(40,000)	-

Net Cash (Used in) Provided by Financing Activities	114,119	(31,193)

Net (Decrease) Increase in Cash	(92)	(8,476)

Cash, beginning of year	0	8,476

Cash, end of year	$(92)	$-

Cash Paid for:
Interest	$-	$-

	$-	$-

Non-cash Investing and Financing Activities:
Common stock issued for convertible debt	$16,000	$17,400
Put premium reclassified to additional paid-in capital	$-	$17,452
Increase in debt discount and derivative liability	$-	$15,453

See accompanying notes to consolidated financial statements.

FUTURELAND, CORP. AND SUBSIDIARIES

(FORMERLY AEGEA, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

NOTE 1: NATURE OF OPERATIONS, BASIS OF PRESENTATION, RECAPITALIZATION AND GOING CONCERN

FutureLand, CORP. (formerly known as AEGEA, Inc.) ("we", "us", the "Company") was incorporated in Colorado on November 29, 2007 under the name Forever Valuable Collectibles, Inc. We changed our name effective July 1, 2014 in connection with our July 22, 2014 acquisition of AEGEA, LLC which is in the planning stages of developing an international community and mega-resort destination in the heart of South Florida called AEGEA. Prior to the acquisition of AEGEA, LLC, we were been engaged in the business of buying and reselling commemorative professional and college sports memorabilia.

On March 10, 2015, an Exchange Agreement was entered (the "Agreement"), by and among certain shareholders and debt holders of the Company, representing the majority of the outstanding shares of the Company ("the AEGA Holders"), and FutureWorld, Corp. (hereafter referred to as "FWDG"), a Delaware Corporation which is the owner of the wholly owned subsidiary, FutureLand Properties, LLC, (hereafter referred to as "FLP"), a Colorado Limited Liability Corporation. Additionally, on June 1, 2015, FWDG, as sole member of FLP resolved that effective with the Exchange Agreement dated March 10, 2015, FWDG sold all rights, title and ownership of FLP to the Company, including all member units, assets, intellectual property, contracts, leases, and real property which includes 200 acres in La Vita, Colorado,

 In connection with the Exchange Agreement, we issued an aggregate of 27,845,280 shares of our common stock to FWDG and or its assignee. FWDG and the AEGA Holders entered into the purchase and exchange agreement where the AEGA Holders agreed to deliver to FutureWorld their shareholdings in the Company in exchange for certain actions, including AEGEA Holders resignation as directors and officers of the Company and the simultaneous appointment of two directors as designated by FLP. In return for the AEGEA Holders shares of the Company, in combination with certain debt forgiveness totaling $100,000 by the AEGEA Holders, the AEGA Holders shall receive, an amount of shares to be equal to 4.9% (27,845,280} of the outstanding shares of the Company calculated after the reverse stock split which became effective on May 1, 2015. Such shares as held by the AEGA Holders which are surrendered in return for the new exchange shares to be issued, shall be cancelled in such exchange and returned to treasury. Such exchange shares when issued shall contain certain anti-dilutive rights whereby the AEGEA Holders shall receive additional shares for a period of one year from the date of issuance in order to retain 4.9% of the outstanding shares of the Company, issuable within ten days of the end of each fiscal quarter following such initial issuance. Pursuant to the Agreement, all assets of the Company, including all intellectual property, contractual rights, business plans, architectural works, property rights, and other valuable matters, shall be sold to the AEGA Holders, into a new private entity formed at their direction, control and benefit, in settlement for another $100,000 in debt due to AEGEA Holders by the Company and certain liabilities will be assumed by the new private entity. This transaction is expected to be accounted for as a reverse recapitalization of FLP with the business of FLP being the continuing business since the member of FLP will have voting and management control of the combined entity.

In May 2015, we changed our name to FutureLand, Corp. and effected a 1 for 400 reverse stock split of our common stock. All share and per share data in this annual report have been retroactively restated to reflect the reverse stock split.

The transaction has been accounted for using the acquisition method of accounting which requires that, among other things, assets acquired and liabilities assumed be recorded at their fair market values as of the acquisition date. The Company has not finalized the determination of the fair values of the liabilities assumed and assets acquired and therefore the provisional amounts set forth are subject to adjustment when valuations are completed. Under GAAP, companies have up to one year following an acquisition to finalize acquisition accounting.

The following details the preliminary fair value of the provisional goodwill transferred to effect the acquisition;

AEGEA Entertainment stock issuance
per merger agreement 1,470,000 shares of common @ $3 per share $4,410,000

AEGEA Shareholders stock cancellation

per merger agreement -202,988 (cancellation of shares per agreement) ($608,964)

Fair value of the provisional goodwill transferred $3,801,036

In accordance with ASC Topic 805, Business Combination, the application of purchase accounting requires that the total purchase price be allocated to the fair value of identifiable assets acquired and liabilities assumed based on their fair values at the acquisition date, with amounts exceeding the fair values recorded as goodwill. Goodwill represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized. The allocation process requires, among other things, an analysis of acquired fixed completed the determination of the fair value of assets acquired and liabilities assumed, accordingly; management has not made adjustments to the provisional fair values for the assets acquired and liabilities assumed. In addition, the Company has not made a determination as to the deductibility of all or a portion of goodwill for tax purposes.

Description of Business

FutureLand Properties LLC. was originally formed as a wholly-owned subsidiary of FutureWorld Corp. On October 6, 2014 FutureWorld entered into a Contribution Agreement with FutureLand, a wholly-owned subsidiary of the Company. In accordance with this agreement, FutureLand, in return for contribution of intellectual property, cash, and web development services by the Company, has exchanged 40,000,000 shares of its common stock representing 100% of the shares outstanding. On March, 10th, FutureLand Properties LLC did a merger agreement with Aegea Inc. (FutureLand Corp), ensuing FutureLand Properties LLC to become Aegea Inc. (FutureLand Corp) wholly owned subsidiary. The agreement resulted in the FutureLand Properties LLC’s shareholders (FutureWorld Corp) to be issued 27,845,280 shares of Aegea Inc. (FutureLand Corp). This will result in FutureLand Corp’s shares being held for investment on FutureWorld’s balance sheet.

FutureLand Corp. operates its presented business through its subsidiary, FutureLand Properties, is an agricultural land lease company catering to the industrial hemp, legal medical marijuana and recreational cannabis market. Future Land was started to capitalize upon the distinct separation of the cultivation grows from the dispensaries, specifically with respect to Colorado. In the State of Colorado, which has become the quintessential poster-child for what the industry may look like for the rest of America, at least temporarily, as other states determine what exact direction they will choose to go, there are residency laws that must be adhered to. For instance, in order to get a license to grow or profit from cannabis in Colorado you must be a 2-year resident. The laws are very specific; anyone who is not a 2-year resident cannot profit from the sale of the cannabis flower or infused products.

Because of this mandate, Future Land Corp must be a land owner and leaser in order to effectively participate in the cannabis grow industry, which we believe is essential in order to gain a competitive advantage. We also must own the structures on the land to control the lease and our future position in the industry.

The business model is simple; offer growers the opportunity to grow. We have the land and then we find a growers requiring assist in funding and obtaining their license and grow facility. Next, we arrange for additional operational items needed, including but not limited to, complete build-outs provided from our associated company, HempTech Corp, in order to capture additional revenue.

EXCHANGE AGREEMENT AND SALE OF AEGEA ASSETS

As discussed above, on March 10, 2015, an Exchange Agreement was entered, by and among certain shareholders and debt holders of the Company, representing the majority of the outstanding shares of the Company ("the AEGA Holders"), and FWDG and its wholly-owned subsidiary, FLP. Additionally, on June 1, 2015, FWDG, as sole member of FLP resolved that effective with the Exchange Agreement dated March 10, 2015, FWDG sold all rights, title and ownership of FLP to the Company, including all member units, assets, intellectual property, contracts, leases, and real property which includes 200 acres in La Vita, Colorado.

Our current asset will comprise of 240 acres of prime property in southern Colorado and two signed lease agreements for grow facilities on its land. Our business plan is to continue attracting legal license holders to lease land and grow facilities on our 240 acres.  We have other developmental land use plans for other projects being pursued as well.

On, October 30, 2014, FLP closed on 239.96 Acres in La Vita, Colorado in Huerfano County for $60,000.  FLP entered into a lease agreement contract with a lease with Colorado Flower Company, LTD on Dec 1, 2014 allotting 37 acres for their grow facilities.  FLP was formed as a Colorado State company on October 6, 2014 by FutureWorld Corp.

Prior to FLP being formed, the State of Colorado amended their laws allowing cannabis grow facilities to be separated from cannabis dispensaries effectively opening up an entirely new business opportunity that FLP entered into at that time. At such time, FLP pursued the business plan to secure a cannabis or hemp grower to execute their business plan of leasing the land, the structures, the technologies and provide maintenance contracts associated with the grow. Integral to its strategy is to provide the financing for the entire grow operation so as to establish a position by which to harness a competitive advantage in striking the right kind of lease in conjunction with Colorado State laws that would allow FLP to make above average returns.  On Jan 20, 2015 FLP entered a contract with GPS, La Vita, Inc. allotting 5 acres for their immediate grow facilities.  All of these contracts, and land ownings are currently in FLP.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned inactive subsidiaries, Florida Heartland EB-5 Regional Center LLC and Aegea, LLC. All inter-company balances and transactions have been eliminated in consolidation.

Going Concern

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $1,088,786 and net cash used in operations of $114,211, for the year ended December 31, 2015 and a working capital deficit and accumulated deficit of $3,666,864, at December 31, 2015 and has no revenues. These matters raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to further implement its business plan, raise additional capital, and generate revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new and potentially current investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to translate its user base into sales. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with maturities of three months or less at the time of purchase.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of equity issued for services, valuation of equity associated with convertible debt, the valuation of derivative liabilities, and the valuation of deferred tax assets. Actual results could differ from these estimates.

Fair Value Measurements and Fair Value of Financial Instruments

The Company adopted ASC Topic 820, Fair Value Measurements. ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity's own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Stock-based Compensation

ASC 718, "Compensation-Stock Compensation" requires recognition in the financial statements of the cost of employee services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). We measure the cost of employee services received in exchange for an award based on the grant-date fair value of the award.

We account for non-employee share-based awards based upon ASC 505-50, "Equity-Based Payments to Non-Employees." ASC 505-50 requires the costs of goods and services received in exchange for an award of equity instruments to be recognized using the fair value of the goods and services or the fair value of the equity award, whichever is more reliably measurable. The fair value of the equity award is determined on the measurement date, which is the earlier of the date that a performance commitment is reached or the date that performance is complete. Generally, our awards do not entail performance commitments. When an award vests over time such that performance occurs over multiple reporting periods, we estimate the fair value of the award as of the end of each reporting period and recognize an appropriate portion of the cost based on the fair value on that date. When the award vests, we adjust the cost previously recognized so that the cost ultimately recognized is equivalent to the fair value on the vesting date, which is presumed to be the date performance is complete.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative Liability

We evaluate convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, "Derivatives and Hedging."  The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.  Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Income Taxes

The Company has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 Net Loss per Common Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10, "Earnings per Share." ASC 260-10 requires presentation of both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. At December 31, 2015 and 2014, we excluded 1,000 shares of Series B Preferred Stock convertible into 1,000 shares of common stock and 18,955 and 2,995, respectively, shares of the Company's common stock were reserved for issuance upon conversion of convertible notes as their effect was anti-dilutive.

As of April 14, 2016, the Company has common shares reserved for issuance upon conversion of convertible notes.

Research and Development

In accordance with ASC 730-10, expenditures for research and development are expensed when incurred and are included in operating expenses. The Company recognized research and development costs of $42,113 and $118,664 for the years ended December 31, 2015 and 2014, respectively, relating to contract services performed for architectural and creative design.

Recent Accounting Pronouncements

ASU 2014-10, "Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements". ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company evaluated and adopted ASU 2014-10 during the year ended December 31, 2015.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern." The provisions of ASU No. 2014-15 require management to assess an entity's ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management's plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management's plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of this ASU on the Company's consolidated financial statements.

Other accounting standards which were not effective until after December 31, 2015 are not expected to have a material impact on the Company's consolidated financial position or results of operations.

NOTE 3: CONCENTRATIONS

Concentrations of Credit Risk

The Company maintains accounts with financial institutions. All cash in checking accounts is non-interest bearing and is fully insured by the Federal Deposit Insurance Corporation (FDIC). At times, cash balances in money market accounts may exceed the maximum coverage provided by the FDIC on insured depositor accounts. The Company believes it mitigates its risk by depositing its cash and cash equivalents with major financial institutions. There were no cash deposits in excess of FDIC insurance at December 31, 2015.

NOTE 4: VACANT LAND DEPOSIT

N/A

NOTE 5: SHORT-TERM LOAN – RELATED PARTIES

None

NOTE 6: CONVERTIBLE DEBENTURES AND NOTES

At December 31, 2015 and 2014, the Company had convertible debt consisting of the following:

	December 31, 2015	December 31, 2014
Convertible debt	$155,000	$168,000
Plus: put premium	5,000	3,000
Less: debt discount	(87,250)	(35,294)
Convertible debt, net	$72,750	$105,706

Convertible debt principal payments of $12,500 were in default on maturity date as of December 31, 2015 as of the issuance date of these consolidated financial statements.

NOTE 6: CONVERTIBLE DEBENTURES AND NOTES (continued)

On October 05, 2015, the Company issued a debenture for $55,000 for a cash advances during October 2015.

The debenture accrues interest at 10% per annum and will convert into the company’s common stock at 45% of the lowest closing bid price 20 days before the conversion date. The Holder is restricted from any conversions that would result in the Holder owning over 9.9% of the outstanding common shares of the Company after the conversion.

On November 25, 2015, the Company issued a debenture for $100,000 for a cash advances during November 2015.

The debenture accrues interest at 10% per annum and will convert into the company’s common stock at 45% of the lowest closing bid price 20 days before the conversion date. The Holder is restricted from any conversions that would result in the Holder owning over 9.9% of the outstanding common shares of the Company after the conversion.

On January 04, 2016, the Company issued a debenture for $30,000 for a cash advances during January 2016.

The debenture accrues interest at 10% per annum and will convert into the company’s common stock at 50% of the lowest closing bid price 20 days before the conversion date. The Holder is restricted from any conversions that would result in the Holder owning over 9.9% of the outstanding common shares of the Company after the conversion.

On January 07, 2016, the Company registered 6,000,000 shares of common stock under form S8 with SEC for employee and consultant compensation.

On January 28, 2016, the Company issued a debenture for $93,750 for a cash advances during January 2016.

The debenture accrues interest at 10% per annum and will convert into the company’s common stock at 50% of the lowest closing bid price 20 days before the conversion date. The Holder is restricted from any conversions that would result in the Holder owning over 9.9% of the outstanding common shares of the Company after the conversion.

On February 16, 2016, the Company issued a debenture for $80,000 for a cash advances during February 2016.

The debenture accrues interest at 8% per annum and will convert into the company’s common stock at 50% of the lowest closing bid price 20 days before the conversion date. The Holder is restricted from any conversions that would result in the Holder owning over 9.9% of the outstanding common shares of the Company after the conversion.

On April 07, 2016, the Company issued a debenture for $30,000 for an advanced fee on an equity line of credit for $1,000,000. The debenture accrues interest at 8% per annum and will convert into the company’s common stock at 50% of the lowest closing bid price 20 days before the conversion date. The Holder is restricted from any conversions that would result in the Holder owning over 9.9% of the outstanding common shares of the Company after the conversion.

NOTE 7: LINE OF CREDIT – RELATED PARTY

N/A

NOTE 8: STOCKHOLDERS' DEFICIT

Preferred Stock

On October 4, 2014 and April 10, 2015, the Company filed a Certificate of Designations under its Amended and Restated Articles of Incorporation (the "Certificate of Designations") with the State of Colorado to (a) designate 200,000 shares of its previously authorized Preferred Stock as Series A Convertible Preferred Stock and (b) designate 3,000 shares of its previously authorized Preferred Stock as Series B Preferred Stock including 1,000 shares that were previously issued on October 4, 2014. On June 9th, 2015, previously issued 1,000 shares on October 4, 2014 were cancelled. The Certificate of Designations and their filing were approved by the board of directors of the Company on September 30, 2014 without shareholder approval as provided for in the Company's articles of incorporation and under Colorado law.

On April 10, 2015, the Company issued 2,000 shares of its Series B Preferred Stock to certain related party officers and directors valued at $2,150 based on the common stock quoted trading value of $2.15 (post-reverse stock split) at the grant date and a one to one conversion rate of the Series B shares into common stock. The certificate of designation does not provide for any adjustment to the quantity or conversion terms of the Series B convertible preferred stock resulting from stock splits or other recapitalization of common stock of the Company. Therefore, all amounts discussed above reflect pre-reverse stock split amounts.

Description of Series A Convertible Preferred Stock

The 200,000 shares of Series A Convertible Preferred Stock have the following the designations, rights and preferences: the stated value of each share is $500, the holder of the shares will be entitled to vote, on a one-for-one basis, with the holders of our common stock on all corporate matter on which common shareholder are entitled to vote, the shares pay quarterly dividends in arrears at the rate of 4% per annum based on the stated value of each share, each share is convertible into shares of our common stock at a conversion price of $2,000 per share, subject to adjustment, at any time upon : (I) the seventh anniversary of the original issue date of Series A Preferred Stock or (ii) the date the beneficial holder qualifies as a Permanent U.S. resident, whichever occurs earliest, the shares are redeemable by us under certain conditions, and the conversion price of the Series A Convertible Preferred stock is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events.

Description of Series B Convertible Preferred Stock

The 2,000 shares of Series B Convertible Preferred Stock have the following the designations, rights and preferences:

The Company is not permitted to pay or declare dividends or other distributions to the holders of the Series B Preferred Stock, whether in liquidation or otherwise, the holder of the shares will be entitled to vote, on a one million-for-one basis, with the holders of our common stock on all corporate matter on which common shareholders are entitled to vote, and Each share is convertible into one share of our common stock.

Common Stock

Of the authorized common stock, 33,867,930 shares are outstanding as of immediately after the closing of the Acquisition and after giving effect to the shares to be issued to the former FutureLand shareholders as a result of the Acquisition. The holders of our common stock are entitled to receive dividends from our funds legally available therefor only when, as and if declared by our Board, and are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon the liquidation, dissolution or winding-up of our affairs. Holders of our common stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our common stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Colorado corporate law. The holders of our common stock do not have cumulative voting rights, which mean that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our common stock currently issued and outstanding are fully-paid and non-assessable. No dividends have been paid to holders of our common stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

Pursuant to the Acquisition Agreement, upon consummation of the Acquisition, AEGEA assumed all of FutureLand's options and warrants issued and outstanding immediately prior to the Acquisition. Prior to and as a condition to the closing of the Acquisition, each then-current AEGEA stockholder agreed to surrender certain shares of common stock held by such holder to AEGEA and the then-current AEGEA stockholders will retain or be issued additional shares to be an aggregate of 4.9% of common stock. Therefore, following the Acquisition, FWDG designated holders now hold 27,845,280 shares of AEGEA common stock which is approximately 98.93% of the Company Common Stock outstanding. The percentage ownership by FWDG designated holders will drop to around 94% of common shares after the issuance of the 4.9% new issuance of common shares to the AEGEA stockholders.

CHANGES IN COMMON STOCK

We report 33,867,930 shares outstanding as of April 4, 2016.The difference in shares consists of the following issuances in 2016:

01/12/2016 Saeed Talari, Director 400,000 (Officer Bonus)

01/26/2016 Hemp, Inc. 700,000 (Consulting)

01/29/2016 Alan Brantley 50,000 (Consulting)

01/29/2016 Stanley Kwong 20,000 (Consulting)

02/15/2016 Cameron Cox, CEO 100,000 (Officer Bonus)

04/01/2016 Craig Huffman, Counsel 200,000 (Consulting fee)

NOTE 9: INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our consolidated federal tax return and any state tax returns are not currently under examination.

The Company has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

NOTE 10: RELATED PARTIES

On April 23,2015, a Site Development and Licensed Agreement was signed between HempTech Corp and FutureLand Corp. The agreement is for 5 years and calls for HempTech to provide exclusive consulting agreement on design, development and construction of grow facilities being leased by FutureLand Corp. The initial consulting fee of $50,000 has been recorded and owed by FutureLand to HempTech corp. Mr. Talari is the largest shareholder of both HempTech and FutureLand Corp have

NOTE 11: SUBSEQUENT EVENTS

The Company issued Mr. Craig Huffman 200,000 shares of common stock in S8 shares for his consulting resulting in the merger between Aegea, Inc. and FutureLand Properties LLC in March 2015. The Company is expecting to issue a total of 750,000 shares of common stock in the relations to aforementioned consulting fee.

On April 07, 2016, the Company issued a debenture for $60,000 to Kodiak Capital for an advanced fee on an equity line of credit for $1,000,000. The debenture accrues interest at 8% per annum and will convert into the company’s common stock at 50% of the lowest closing bid price 20 days before the conversion date. The Holder is restricted from any conversions that would result in the Holder owning over 9.9% of the outstanding common shares of the Company after the conversion.

PROSPECTUS – SUBJECT TO COMPLETION DATED May 18, 2016

FutureLand, Corp.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Dealer Prospectus Delivery Obligation

Until _____________________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is: _____ __, 2016

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The TBCA contains specific provisions for indemnification of officers and directors. In 1989, the Colorado Legislature amended the TBCA to expand the scope of this indemnification and to provide for assistance by a corporation with respect to litigation costs incurred by its officers or directors in certain circumstances.

I. Standards for Indemnification

Article 2.02-1 of the TBCA identifies circumstances by which indemnification must be made, may be made, and may not be made, and defines different standards for indemnification depending on the director's conduct.

A. Mandatory indemnification

A defendant-director is entitled to indemnification as a matter of right if he was "wholly successful, on the merits or otherwise, in the defense of the proceeding." TBCA art. 2.02-1 H. A director who successfully defends against the suit wholly on a procedural or other nonsubstantive ground is nevertheless entitled to mandatory indemnification. If the director who prevails in the litigation is later forced to file suit against the corporation in order to recover his indemnification, the expenses of that suit are also recoverable under the statute. TBCA art. 2.02-11.

B. Discretionary indemnification

In cases where a director is found liable to a third person, but has not received a personal benefit, or the director settles a lawsuit brought by or on behalf of the corporation, indemnification by the corporation is discretionary. TBCA art. 2.02-IB. The corporation may not exercise its discretion to indemnify the director in these circumstances, however, unless the director (i) conducted himself in good faith; (ii) reasonably believed that his conduct was in the corporation's best interests or, in cases where the questioned actions were not committed by the director in his official capacity, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Id.

The determination of whether discretionary indemnification of the director is even permitted must be made either: (i) by a majority vote of a quorum of disinterested directors (i.e., directors who are not named in the lawsuit at the time the vote is taken); (ii) if such a quorum is unavailable, by a majority vote of a committee of two or more disinterested directors selected by a vote of all directors; (iii) by special legal counsel selected either by a vote of a quorum of disinterested directors, the committee established in the manner described above, or, if neither of those options is available, by vote of all directors; or (iv) by vote of the shareholders, excluding shares held by directors named as defendants in the proceeding. art. 2.02-1F.

Once it is determined that indemnification is permitted, the corporation's discretionary decision to actually authorize the indemnification, and its determination as to the "reasonableness" of the expenses for which indemnification is sought, must be made in the same manner, unless the determination that indemnification is permissible was made by special legal counsel, in which event the authorization decision must be made in the manner specified for selection of the special legal counsel. art. 2.02-IF(3), 2.02-1G. By a 1985 statutory clarification of section G, a mandatory indemnification agreement in the articles of incorporation, bylaws, a resolution of shareholders or directors or an agreement that makes the permissive indemnification provision in section B mandatory is enforceable even though it was not adopted in the manner described above, and it may not be avoided by the corporation failing to authorize the indemnification under article 2.02-1G. The issue of whether a director is eligible for indemnification is not foreclosed by the defendant's settlement of the case or even a judgment entered against him, because a director may be deemed to have been found liable for a claim only if he shall have been so adjudged in a court of competent jurisdiction after exhaustion of all appeals. art. 2.02-1D.

In many cases, a director may seek to avoid liability to a third person through a contractual release or indemnity by such third person. In effect, such a provision would prevent the need for any corporate indemnification of the director with respect to such matter and thus any related interpretation under article 2.02-1 of the TBCA. It is important to note, however, that the Supreme Court of Colorado recently held that a person seeking indemnity from a third person as a result of the consequences of such person's own negligence must express such intent in a conspicuous manner within the four comers of a written contract. Dresser Indus., Inc. v. Page Petroleum, Inc., 853 S.W.2d 505, 508 (Tex. 1993). Accordingly, directors should take great care to ensure that any contractual release or indemnity by a third person satisfies such requirements.

C. Prohibited Indemnification

Article 2.2-1C prohibits indemnification when the director "is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity" and when the director "is found liable to the corporation." However, that provision is modified by article 2.02-1E, which allows corporations to indemnify directors even if they are found liable to the corporation or are found to have improperly received a personal benefit, but the indemnification is limited to "reasonable expenses actually incurred by the director in connection with the proceeding." No indemnification is available if the director is found liable for "willful or intentional misconduct in the performance of his duty to the corporation." Id.

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Colorado law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$101
Legal Fees and Expenses*	$25,000
Accounting Fees and Expenses*	$5,000
Miscellaneous	$-
Total*	$30,101

____________

* Estimated Figure

EXHIBITS

Item 3

1	Articles of Incorporation – FutureLand Corp.

2	Bylaws - FutureLand Corp.

Item 4

1	Form of common stock Certificate of FutureLand Corp. (1)

2	FutureLand 2015 Stock Award Plan (2)

Item 5

1	Legal Opinion of Securus Law Firm, P.A. (11)

Item 10

1	Employment Agreement – Cox (1)

2	Equity purchase agreement between FutureLand Corp and Kodiak Capital Group, LLC. * (Exhibit 10.2)

Item 23

1	Consent of Turner & Stone * (Exhibit 23.1)

2	Consent of Securus Law Firm (included in Exhibit 5.1) (11)

All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.

____________

(*) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(i)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in Saint Petersburg, FL.

FutureLand Corp., a Colorado corporation

Title	Name	Date	Signature

CEO	Cameron Cox	May 23, 2016	/s/ Cameron Cox

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Cameron Cox	Principal Executive Officer, Principal Accounting Officer and
Cameron Cox	Principal Financial Officer and Director	May 23, 2016

/s/ Sam Talari
Sam Talari	Director	May 23, 2016

/s/ John Verghese
John Verghese	Director	May 23, 2016